                                                                    Exhibit 99.2

                       CERTAIN EXCERPTS FROM PRELIMINARY
                           PRIVATE OFFERING CIRCULAR


                                   TRADEMARKS

     The following trademarks and service marks used throughout this offering circular belong to, are licensed to, or are otherwise used by us in our medicated feed additives business: Stafac(R); Eskalin(R); V-Max (R); Terramycin(R); Neo-Terramycin(R); CLTC(R); Mecadox(R); Nicarb(R); Amprol(R); Bloatguard(R); Aviax(R); Coxistac(R); Posistac(R); Banminth(R); Cerditac(R); Cerdimix(R); Rumatel(R).

                           FORWARD-LOOKING STATEMENTS

     This offering circular contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words "may," "could," "would," "should," "believe," "expect," "anticipate," "plan,"

"estimate," "target," "project," "intend," or similar expressions. These statements include, among others, statements regarding our expected business outlook, anticipated financial and operating results, our business strategy and means to implement the strategy, our objectives, the amount and timing of capital expenditures, the likelihood of our success in expanding our business, financing plans, budgets, working capital needs and sources of liquidity.

     Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on our management's beliefs and assumptions, which in turn are based on currently available information. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for our products, the expansion of product offerings geographically or through new applications, the timing and cost of planned capital expenditures, competitive conditions and general economic conditions. These assumptions could prove inaccurate. Forward-looking statements also involve risks and uncertainties, which could cause actual results that differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Such factors include, but are not limited to, the following:

     - our substantial leverage and potential inability to service our debt,

     - our dependence on distributions from our subsidiaries,

     - risks associated with our international operations and significant foreign assets,

     - our dependence on our Israeli operations,

     - competition in each of our markets,

     - potential environmental liability,

     - potential legislation affecting the use of medicated feed additives,

     - extensive regulation by numerous government authorities in the United States and other countries,

     - our reliance on the continued operation and sufficiency of our manufacturing facilities,

     - our reliance upon unpatented trade secrets,

     - the risks of legal proceedings and general litigation expenses,

     - potential operating hazards and uninsured risks,

     - the risk of work stoppages, and

     - our dependence on key personnel.

     We believe the forward-looking statements in this offering circular are reasonable; however, you should not place undue reliance on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

                           OFFERING CIRCULAR SUMMARY

     The following summary highlights information that we believe is especially important concerning our business and this offering. The following summary is qualified in its entirety by the more detailed information and the financial statements and notes thereto appearing elsewhere in this offering circular. You should carefully read this entire offering circular and should consider, among other things, the matters set forth under "Risk Factors" before deciding to invest in the notes offered hereby. Unless otherwise indicated or the context requires otherwise, references in this offering circular to (1) "PAH," "our company," "we," "our," "us" and similar expressions refer to Phibro Animal Health Corporation, a New York corporation, and its consolidated subsidiaries,
(2) "PB Netherlands" refers to Philipp Brothers Netherlands III B.V., a company organized under the laws of the Netherlands, and its consolidated subsidiaries,
(3) the "US issuer" refers to Phibro Animal Health Corporation and not its subsidiaries, and (4) the "Dutch issuer" refers to Philipp Brothers Netherlands III B.V. and not its subsidiaries. We formerly conducted business under the name, "Philipp Brothers Chemicals, Inc." As used herein, references to any "fiscal" year of our company refer to our fiscal year ended or ending on the June 30 of such year.

                                  THE COMPANY

OVERVIEW

     We are a leading diversified global manufacturer and marketer of a broad range of animal health and nutrition products, specifically medicated feed additives (MFAs) and nutritional feed additives (NFAs), which we sell throughout the world predominantly to the poultry, swine and cattle markets. MFAs are used preventively and therapeutically in animal feed to produce healthy livestock. We believe we are the third largest manufacturer and marketer of MFAs in the world, and we believe that certain of our MFA products have leading positions in the marketplace. We are also a specialty chemicals manufacturer and marketer, serving primarily the United States pressure-treated wood and chemical industries. We have several proprietary products, and many of our products provide critical performance attributes to our customers' products, while representing a relatively small percentage of total end-product cost. We operate in over 16 countries around the world and sell our animal health and nutrition products and specialty chemicals products into over 40 countries. Approximately 76% of our fiscal 2004 net sales were from our Animal Health and Nutrition business, and approximately 24% of our fiscal 2004 net sales were from our Specialty Chemicals business.

     Our Animal Health and Nutrition segment manufactures and markets more than 500 formulations and concentrations of medicated and nutritional feed additives, including antibiotics, antibacterials, anticoccidials, anthelmintics, trace minerals, vitamins, vitamin premixes and other animal health and nutrition products, to the livestock and pet food industries. Our MFA products are internationally recognized for quality and efficacy in the prevention and treatment of diseases in livestock, such as coccidiosis in poultry, dysentery in swine and acidosis in cattle. We market our Animal Health and Nutrition products under approximately 450 governmental product registrations, approving our MFA products with respect to animal drug safety and effectiveness.

     Our Specialty Chemicals business manufactures and markets a number of specialty chemicals for use in the pressure-treated wood, chemical catalyst, semiconductor, automotive, aerospace and agricultural industries. We anticipate that our proprietary manufacturing process to produce a copper-based solution for one of the leading new products for manufacturing pressure-treated wood will represent our largest growth opportunity in our Specialty Chemicals business. Over 39% of our fiscal 2004 net sales in our Specialty Chemicals business was derived from copper-based compounds, solutions or mixes.

     We have in recent years focused our business on animal health and nutrition products. As a result of the rapid decline of the printed circuit board industry in the United States, we have substantially exited that business, including our etchant recycling operations, and re-directed our productive capacity in niche markets. We have also sold other non-strategic businesses, such as our Agtrol copper fungicide business and our subsidiaries, Mineral Resource Technologies, Inc. ("MRT") and The Prince Manufacturing Company ("PMC"). In addition, we closed our operations in Odda, Norway ("Odda") and Bordeaux, France ("La Cornubia").

BUSINESS STRENGTHS

     Top Three MFA Provider in the World. We believe we are the world's third largest manufacturer and marketer of medicated feed additives in the poultry and swine markets. We manufacture and market over 200 MFA formulations and concentrations. We believe our MFAs rank first in sales in Brazil, and third in the United States. Our Animal Health and Nutrition business serves our customers in over 40 countries from 21 facilities. Many of our MFA products have been marketed for over 20 years.

     Significant Barriers to Entry. Medicated feed additives cannot be manufactured or marketed without governmental product registrations that are specific to each country -- the Food and Drug Administration ("FDA") for example, in the United States, Health Canada in Canada, and EFSA/EMEA authorities in Europe. Before a product registration is granted, the applicant must show the regulatory authority that the product and its proposed use are both effective and safe for the specified species and application. Obtaining an MFA product registration is comparable in cost and difficulty with obtaining approval for drugs used to treat humans. In addition to approval of formulation and labeling, regulatory authorities typically require approval and periodic inspection of the manufacturing facilities. Because of the costs and difficulties associated with obtaining MFA product registrations, there have been few new medicated feed additives developed and marketed over the last decade. The only two new MFA compounds approved for use in the last 10 years were semduramicin, one of our products, and ractopamine. Because of the inherent difficulties and high costs of obtaining major product registrations and their absolute necessity to operate in this business, our existing broad portfolio of product registrations provides us strength in the marketplace.

     Strong Brand Name Recognition of Our Medicated Feed Additives. We enjoy strong brand name recognition with our medicated feed additives for the prevention and control of diseases in poultry, swine and cattle. In particular, virginiamycin, an antibiotic marketed under the Stafac(R), Eskalin(R) and V-Max(R) brand names, is a popular and efficacious choice of medicated feed additive in the poultry, swine and cattle industry. Semduramicin, sold under the brand name Aviax(R), and salinomycin, sold under the brand name Coxistac(R), are also leading poultry anticoccidials. In fiscal 2004, branded MFAs accounted for approximately 50% of our total Animal Health and Nutrition sales.

     Established Global Network and Customer Base. From our 23 facilities in 16 countries, we manufacture and market our products, which are sold through multiple distribution channels to over 2,800 customers in a wide variety of end use markets. We sell our products through an established global sales, marketing and distribution network to customers in over 40 countries. In fiscal 2004, no single customer accounted for more than 5% of total revenues and our top 10 customers accounted for less than 22% of total revenues.

     Extensive Technical Support for Customers. We employ over 60 chemists, technicians, PhDs and veterinarians (DVMs) at our various facilities involved in providing technical services to customers. Our technical service group and sales personnel are able to work directly with commercial feed manufacturers and integrated poultry, swine and cattle producers to promote animal health. We are able to offer our customers products targeted to local markets, allowing us to serve those local markets more effectively. Our MFA field personnel are skilled in the area of product differentiation and have extensive applications knowledge so as to be able to work closely with customers in determining optimum benefits from usage of our products. As agricultural food production will continue to intensify and will adopt evolving technologies, our MFA personnel are constantly working with customers to better understand their needs in order to best utilize the products existing within our MFA portfolio. This commercial knowledge also plays a pivotal role within the R&D function to ensure that research results are applicable to customer needs and concerns.

     Manufacturing Expertise. Our manufacturing expertise and know-how in antibiotic manufacturing process and organic synthesis has given us unique positions in the marketplace. We believe that we are the only manufacturer of virginiamycin and semduramicin in the world. Our blending, compounding and formulation expertise is recognized by our customers in the animal health and nutrition market. In addition, in our Specialty Chemicals business, based on our more than 50 years of expertise in the metal chemical area, we have become a leading supplier of the new copper-containing compound to the pressure-treated wood industry. We also believe we hold leading positions in agricultural and other industrial applications for copper-containing compounds.

     Proven Management Team. We have assembled a strong and experienced management team at both the corporate and operating levels. Our top operating managers have an average of over 30 years of experience in the animal health and nutrition and specialty chemicals industries. With our expanded management team, we have added significant operational and international experience to our businesses. Our founding family owns 100% of our common stock.

BUSINESS STRATEGY

     Expand Applications for Animal Health and Nutrition Product Offerings to Our Primary Markets. We seek to increase our product lines through expanding the scope of our animal health and nutrition product registrations, through both extending the use claims and formulations and the geographic areas of such registrations. We are actively working with the FDA and other regulators to obtain additional registrations and cross-clearances so that our MFA products can continue to be used in situations where another MFA is also in use. In the United States, we obtained from the FDA a zero-day withdrawal registration for the use of our oxytetracycline product in cattle and recently obtained a cross clearance for Mecadox(R) and Terramycin(R) in swine. We have obtained approval for Aviax(R) in the EU, and are pursuing a modification of our Aviax(R) registration in the United States allowing for site change of the active ingredient. We believe that our receipt of FDA approval of Aviax(R), together with our EU approval of Aviax(R) and our other registration efforts, has the potential to increase our sales over the next two to three years. By leveraging our global reach and our position as the only leading animal health company dedicated to MFAs and NFAs, we are natural partners for small players in the industry, who approach us to help them license or distribute new products they have developed, because we do not compete with their other products.

     Expand Our Customer Base. We intend to expand and strengthen our customer base by (i) focusing on relationships with key accounts, (ii) continuing to incent our sales force to concentrate on fast-growing, high-margin areas within existing product groups, and (iii) pursuing growth opportunities for our existing products in new markets. As certain of our MFA products are used in rotation by our customers, we seek to supply all or substantially all of the various MFA products which our customers may want to use. Our MFA business has historically been strongest in the poultry market, and we are seeking to develop it further in the swine and cattle markets. We expect to continue to enhance our sales force in the swine market, and believe that there are further growth opportunities from doing so. In addition, we believe the under-penetrated Chinese and Latin American markets offer growth opportunities. In China, we are seeking to partner with local distributors, to leverage our existing local sales force.

SALE OF BELGIUM PLANT AND RELATED CONSENT SOLICITATION

     The net proceeds from the offering contemplated by this offering circular will be used as set forth under "Use of Proceeds."

     Consent Solicitation. In connection with the completion of the offering contemplated by this offering circular, we have solicited consents with regard to our outstanding senior secured notes to amendments to the indenture governing such notes to permit the sale of substantially all of the facilities owned by Phibro Animal Health (Belgium) SA (formerly Phibro Animal Health (Belgium) SPRL) ("PAH Belgium"), a wholly owned subsidiary of the Dutch issuer, in Rixensart, Belgium (the "Belgium Plant"), to reduce excess manufacturing capacity and to reduce operating expenses and, in furtherance thereof, to permit the maximum amount of indebtedness under our domestic senior credit facility permitted under the indenture governing the notes to be increased from $15.0 million to $37.5 and to permit the related transactions described herein. The requisite consents are currently being solicited.

     Sale of Belgium Plant. We intend to sell the Belgium Plant to Glaxosmithkline Biologicals SA and/or affiliates thereof ("GSK") and to transfer to GSK a majority of the employees of PAH Belgium. GSK was a previous owner of the Rixensart plant, and sold it to Pfizer SA in 1995, which sold it to PAH Belgium in 2000. Such sale, as currently contemplated, would include the following elements: (i) the transfer of substantially all of the land and buildings and certain equipment of PAH Belgium at the Belgium Plant for a purchase price of EUR 6.2 million, payable at closing; (ii) the transfer to GSK of a majority of the employees of PAH Belgium and the corresponding responsibility for statutory severance obligations; (iii) GSK agreeing to be responsible for costs of cleaning-up, by demolition or otherwise, certain buildings not to be used by it, but for PAH Belgium to reimburse GSK up to a maximum of EUR 0.7 million for such clean-up costs; (iv) in recognition of the benefits to us from the proposed transaction, PAH Belgium agreeing to pay to GSK EUR 1.5 million within six months from the closing date, EUR 1.5 million within eighteen months from the closing date, EUR
1.5 million within thirty months from the closing date, and EUR 0.5 million within forty-two months from the closing date; (v) PAH Belgium retaining certain excess land (valued at approximately EUR 0.4 million) and being able to sell such land for its own account; (vi) PAH Belgium being responsible for certain plant closure costs and legally required severance indemnities in connection with workforce reductions, estimated in total to be EUR 7.7 million of which an amount estimated to be approximately EUR 4.1 million would be payable at or around the closing and an aggregate amount so estimated to be approximately EUR
3.6 million would be payable over periods up to thirteen years; and (vii) PAH Belgium retaining certain equipment at the Belgium Plant, and being able to sell such equipment for the account of PAH Belgium or transfer such equipment, together with other assets and rights related to the production of virginiamycin, to our subsidiary in Brazil that owns the facility in Guarulhos or in connection with alternative production arrangements.

     The foregoing transactions and agreements are subject to a closing that is expected to occur no earlier than July 1, 2005 nor later than June 30, 2006.

     The Dutch units and related guaranties are secured by a mortgage on the Rixensart plant which will be released in connection with the closing of the sale of the Belgium Plant to GSK.

     Refinancing of Domestic Senior Credit Facility with Proceeds of the
Units. To provide the necessary funds to build inventory of virginiamycin until the Brazil plant or alternative supplier is able to produce production quantities of virginiamycin and to finance the purchase of capital equipment to fit out the Brazilian plant with equipment to produce virginiamycin, other than equipment transferred from the Belgium Plant, prior to the closing of this offering the maximum amount of indebtedness under our domestic senior credit facility permitted under the indenture governing the notes would be increased from $15.0 million to $37.5 million. The proceeds of the units being offered by this offering circular would be used to refinance a portion of the domestic senior credit facility. The issuance of the units will have the effect of reducing the maximum amount of indebtedness under our domestic senior credit facility permitted under the indenture governing the notes by the proceeds of the units issued. Borrowings under the domestic senior credit facility will continue to be subject to a borrowing base formula based on percentages of eligible domestic receivables and domestic inventory.

PHILIPP BROTHERS NETHERLANDS III B.V.

     Philipp Brothers Netherlands III B.V., the Dutch issuer, is an indirect wholly-owned subsidiary of the US issuer and is incorporated under the laws of the Netherlands as a private company with limited liability. The Dutch issuer is a holding company formed to finance the operations of Phibro Animal Health SA, (formerly Phibro Animal Health SPRL), a Belgian company, which owns and operates our Rixensart, Belgium plant. Such plant uses fermentation processes to produce the active ingredients semduramicin and virginiamycin and conducts all of our fermentation development activities. For the fiscal year ended June 30, 2004, the Dutch issuer and its consolidated subsidiaries, including PAH Belgium, had revenue of $34.7 million and operating income of $6.7 million. As of September 30, 2004, the Dutch issuer and its consolidated subsidiaries, including PAH Belgium, had cash and cash equivalents of $0.2 million, net trade accounts receivable of $2.0 million, inventory of $29.1 million, net property, plant and equipment of $17.3 million, total assets of $51.1 million, total accounts payable and other current liabilities of $17.2 million, total debt of $31.7 million and total liabilities of $49.8 million.
                             ---------------------

     We are a New York corporation and our principal executive offices are located at One Parker Plaza, 400 Kelby Street, Fort Lee, New Jersey 07024 and our phone number is (201) 944-6020.

                                  RISK FACTORS

THE DUTCH ISSUER IS A FINANCE SUBSIDIARY WITH LIMITED ASSETS.

     The capital stock of PAH Belgium, the existing intercompany loan that was previously funded with the net proceeds of the outstanding senior secured notes of the Dutch issuer and the new intercompany loan to PAH Belgium, are and will be the only significant assets of the Dutch issuer. Therefore the Dutch issuer will be entirely dependent on payments on the intercompany loan to PAH Belgium to make payments on the Dutch notes. In return, PAH Belgium will depend on the income it receives from its business operations to service their indebtedness in respect of the intercompany loan granted to them by the Dutch issuer. Your right to receive payments on the Dutch notes could be adversely affected if PAH Belgium is declared bankrupt, liquidates or reorganizes. The dependence of the Dutch issuer on payments from the US issuer and its domestic guarantors is likely to increase after the sale of PAH Belgium's plant and the sale of the virginiamycin inventory to be built up prior to a supply from a new source.

                                USE OF PROCEEDS

     We intend to use the proceeds of the offering to refinance indebtedness outstanding under our domestic senior credit facility. See "Description of Certain Indebtedness -- Domestic Senior Credit Facility" for more information.

                                 CAPITALIZATION

     The following table sets forth our capitalization at September 30, 2004, and as adjusted to give effect to the sale of the notes in this offering and the application of the proceeds therefrom as described under "Use of Proceeds." This presentation should be read in conjunction with our historical financial statements and the related notes thereto included elsewhere in this offering circular.

                                                              AT SEPTEMBER 30, 2004
                                                              ----------------------
                                                               ACTUAL    AS ADJUSTED
                                                              --------   -----------
                                                                  (in thousands)
Cash and cash equivalents...................................  $  5,778    $ 16,276
                                                              ========    ========
Debt:
  Domestic senior credit facility(1)........................  $ 11,268    $     --
  Foreign bank loans........................................     5,912       5,912
  Senior secured notes due 2007(2)..........................   105,000     127,491
  Senior subordinated notes due 2008........................    48,029      48,029
  Other.....................................................         4           4
                                                              --------    --------
          Total debt........................................   170,213     181,436
Series C redeemable preferred stock.........................    25,359      25,359
Shareholders' deficit.......................................   (61,574)    (61,574)
                                                              --------    --------
     Total capitalization...................................  $133,998    $145,221
                                                              ========    ========

---------------

(1) Estimated borrowings under our domestic senior credit facility, after receipt of the requisite consents from our outstanding senior secured notes, are expected to be approximately $22.5 million at closing. See "Offering Circular Summary -- Sale of the Belgium Plant and Related Consent Solicitation."
(2) As adjusted includes outstanding senior secured notes and notes offered hereby.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This information should be read in conjunction with the consolidated financial statements and related notes contained in this offering circular. The Company's Odda, Carbide, MRT and La Cornubia businesses have been classified as discontinued operations. This discussion presents information only for continuing operations, unless otherwise indicated. The Company presents its annual consolidated financial statements on the basis of its fiscal year ending June 30.

GENERAL

     The Company is a leading diversified global manufacturer and marketer of a broad range of animal health and nutrition products, specifically medicated feed additives (MFAs) and nutritional feed additives (NFAs), which are sold throughout the world predominantly to the poultry, swine and cattle markets. MFAs are used preventatively and therapeutically in animal feeds to produce healthy livestock. The Company believes it is the third largest manufacturer and marketer of MFAs in the world, and that certain of its MFA products have leading positions in the marketplace. The Company is also a specialty chemicals manufacturer and marketer, serving primarily the United States pressure-treated wood and chemical industries. The Company has several proprietary products, and many of the Company's products provide critical performance attributes to customers' products, while representing a relatively small percentage of total end-product cost.

     In August 2003, the Company completed the sale of MRT for net proceeds after transaction costs of approximately $13.8 million. In December 2003, the Company completed the divestiture of substantially all of the assets of The Prince Manufacturing Company (see discussion below under "Prince Transactions").

     On June 30, 2004, one of the Company's French subsidiaries, La Cornubia SA ("La Cornubia"), filed for bankruptcy under the insolvency laws of France. The Company believes that, as a result of the bankruptcy filing by La Cornubia, it is possible that LC Holding S.A. ("LC Holding"), La Cornubia's parent, a holding company with no assets except for its investment in La Cornubia, may also file for bankruptcy in France. The Company does not believe that La Cornubia's bankruptcy filing, nor the possible bankruptcy filing by LC Holding, will have a material adverse effect on its financial condition or results of operations.

     During 2004, the Company incurred $5.3 million of costs in connection with a potential acquisition transaction that was not completed. The Company has charged the costs to expense in its 2004 results. The costs primarily consisted of professional fees for services in connection with the transaction.

     The Company's ability to fund its operating plan depends upon the continued availability of borrowing under its domestic senior credit facility. The Company believes that it will be able to comply with the terms of its covenants under its domestic senior credit facility based on its forecasted operating plan. In the event of adverse operating results and/or violation of covenants under this facility, there can be no assurance that the Company would be able to obtain waivers or amendments on favorable terms, if at all. The Company's fiscal 2005 operating plan projects adequate liquidity throughout the year, with periods of reduced availability around the dates of the semi-annual interest payments due December 1, 2004 and June 1, 2005 related to its senior secured and senior subordinated notes. The Company is pursuing additional cost reduction activities, working capital improvement plans, and sales of non-strategic assets to ensure additional liquidity. The Company also has availability under foreign credit lines that likely would be available. The Company also has undertaken a strategic review of its manufacturing capabilities, and is currently increasing inventory levels of certain products to enhance future supply flexibility and reduce cost. The Company intends to sell its manufacturing facility in Rixensart, Belgium and will continue to increase inventory levels of virginiamycin to ensure an adequate supply until a new production source is operational (see discussion below under "Sale of Belgium Plant and Related Consent Solicitation." There can be no assurance the Company will be successful in any of the above-noted actions.

SALE OF BELGIUM PLANT AND RELATED CONSENT SOLICITATION

     The net proceeds from the offering contemplated by this offering circular will be used as set forth under "Use of Proceeds."

     Consent Solicitation. In connection with the completion of the offering contemplated by this offering circular, the Company has solicited consents with regard to the Company's outstanding senior secured notes to amendments to the indenture governing such notes to permit the sale of substantially all of the facilities owned by Phibro Animal Health (Belgium) SA (formerly Phibro Animal Health (Belgium) SPRL) ("PAH Belgium"), a wholly owned subsidiary of the Dutch issuer, in Rixensart, Belgium (the "Belgium Plant"), to reduce excess manufacturing capacity and to reduce operating expenses and, in furtherance thereof, to permit the maximum amount of indebtedness under our domestic senior credit facility permitted under the indenture governing the notes to be increased from $15 million to $37.5 million and to permit the related transactions described herein. The requisite consents are currently being solicited.

     Sale of Belgium Plant. The Company intends to sell the Belgium Plant to Glaxosmithkline Biologicals SA and/or affiliates thereof ("GSK") and to transfer to GSK a majority of the employees of PAH Belgium. GSK was a previous owner of the Rixensart plant, and sold it to Pfizer SA in 1995, which sold it to PAH Belgium in 2000. Such sale, as currently contemplated, would include the following elements: (i) the transfer of substantially all of the land and buildings and certain equipment of PAH Belgium at the Belgium Plant for a purchase price of EUR 6.2 million, payable at closing; (ii) the transfer to GSK of a majority of the employees of PAH Belgium and the corresponding responsibility for statutory severance obligations; (iii) GSK agreeing to be responsible for costs of cleaning-up, by demolition or otherwise, certain buildings not to be used by it, but for PAH Belgium to reimburse GSK up to a maximum of EUR 0.7 million for such clean-up costs; (iv) in recognition of the benefits to the Company from the proposed transaction, PAH Belgium agreeing to pay to GSK EUR 1.5 million within six months from the closing date, EUR 1.5 million within eighteen months from the closing date, EUR 1.5 million within thirty months from the closing date, and EUR 0.5 million within forty-two months from the closing date; (v) PAH Belgium retaining certain excess land (valued at approximately EUR 0.4 million) and being able to sell such land for its own account; (vi) PAH Belgium being responsible for certain plant closure costs and legally required severance indemnities in connection with workforce reductions, estimated in total to be EUR 7.7 million of which an amount estimated to be approximately EUR 4.1 million would be payable at or around closing and an aggregate amount so estimated to be approximately EUR 3.6 million would be payable over periods up to thirteen years; and (vii) PAH Belgium retaining certain equipment at the Belgium Plant, and being able to sell such equipment for the account of PAH Belgium or transfer such equipment, together with other assets and rights related to the production of virginiamycin, to the Company's restricted subsidiary in Brazil that owns the facility in Guarulhos or in connection with alternative production arrangements.

     The foregoing transactions and agreements are subject to a closing that is expected to occur no earlier than July 1, 2005 nor later than June 30, 2006.

     The Dutch notes and related guaranties are secured by a mortgage on the Rixensart plant which will be released in connection with the closing of the sale of the Belgium Plant to GSK.

     Refinancing of Domestic Senior Credit Facility with Proceeds of the
Units. To provide the necessary funds to build inventory of virginiamycin until the Brazil plant or alternative supplier is able to produce production quantities of virginiamycin and to finance the purchase of capital equipment to fit out the Brazilian plant with equipment to produce virginiamycin, other than equipment transferred from the Belgium Plant, prior to the closing of this offering the maximum amount of indebtedness under the senior credit facility permitted under the indenture governing the notes would be increased from $15.0 million to $37.5 million. The proceeds of the units being offered by this offering circular would be used to refinance a portion of our domestic senior credit facility. The issuance of the units will have the effect of reducing the maximum amount of indebtedness under the domestic senior credit facility permitted under the indenture governing the notes, by the proceeds of the units issued. Borrowings under the domestic senior credit facility will continue to be subject to a borrowing base formula based on percentages of eligible domestic receivables and eligible domestic inventory.

REFINANCING

     On October 21, 2003, the Company issued 105,000 units consisting of $85.0 million of its 13% Senior Secured Notes due 2007 (the "US Senior Secured Notes") and $20.0 million 13% of Senior Secured Notes due 2007 of Philipp Brothers Netherlands III B.V. (the "Dutch Senior Secured Notes" and, together with the US Senior Secured Notes, the "Senior Secured Notes"), an indirect wholly-owned subsidiary of the Company (the "Dutch issuer"). The Company used the proceeds from the issuance to: (i) repurchase $52.0 million of its 9 7/8% Senior Subordinated Notes due 2008 at a price equal to 60% of the principal amount thereof, plus accrued and unpaid interest; (ii) repay $34.9 million under our then outstanding domestic senior credit facility; (iii) satisfy, for a payment of approximately $29.3 million certain of its outstanding obligations to Pfizer Inc., including: (a) $20.1 million aggregate principal amount of its promissory note plus accrued and unpaid interest, (b) $9.7 million of accounts payable, (c) $9.0 million of accrued expenses, and (d) future contingent purchase price obligations under its agreements with Pfizer Inc. by which the Company acquired Pfizer's medicated feed additive business; and (iv) pay fees and expenses relating to the above transactions.

     A net gain on extinguishment of debt is included in the Company's condensed consolidated statement of operations, calculated as follows (amounts in thousands):

NET GAIN ON REPURCHASE OF 9 7/8% SENIOR SUBORDINATED NOTES
  DUE 2008:
  Principal amount of repurchased notes.....................   $ 51,971
  Repurchased at 60% of principal amount....................    (31,183)
  Transaction costs.........................................     (4,107)
                                                               --------
NET GAIN ON REPURCHASE OF NOTES.............................     16,681
                                                               --------
LOSS ON REPAYMENT OF DOMESTIC SENIOR CREDIT FACILITY........     (1,018)
                                                               --------
NET GAIN ON PAYMENT OF PFIZER OBLIGATIONS:
  Obligations paid:
  -promissory note..........................................     20,075
  -accrued interest on promissory note......................      1,015
  -accounts payable and accrued expenses....................     18,788
                                                               --------
  Total obligations paid....................................     39,878
  Cash payment to Pfizer....................................    (29,315)
  Transaction costs.........................................     (3,000)
                                                               --------
NET GAIN ON PAYMENT OF PFIZER OBLIGATIONS...................      7,563
                                                               --------
NET GAIN ON EXTINGUISHMENT OF DEBT..........................   $ 23,226
                                                               ========

     The US Senior Secured Notes and the Dutch Senior Secured Notes are senior secured obligations of each of the Company (the "US Issuer") and the Dutch issuer, respectively. The US Senior Secured Notes and the Dutch Senior Secured Notes are guaranteed on a senior secured basis by all the US Issuer's domestic restricted subsidiaries, and the Dutch Senior Secured Notes are guaranteed on a senior secured basis by the US Issuer and by the restricted subsidiaries of the Dutch issuer, presently consisting of Phibro Animal Health SA. The US Senior Secured Notes and related guarantees are collateralized by substantially all of the US Issuer's assets and the assets of its domestic restricted subsidiaries, other than real property and interests therein, including a pledge of all the capital stock of such domestic restricted subsidiaries. The Dutch Senior Secured Notes and related guarantees are collateralized by a pledge of all the accounts receivable, a security interest or floating charge on the inventory to the extent permitted by applicable law, and a mortgage on substantially all of the real property of the Dutch issuer and each of its restricted subsidiaries, a pledge of 100% of the capital stock of each subsidiary of the Dutch issuer, a pledge of the intercompany loans made by the Dutch issuer to its restricted subsidiaries and substantially all of the assets of the U.S. guarantors, other than real property and interests therein. The indenture governing the Senior Secured Notes provides for optional make-whole redemptions at any time prior to June 1, 2005, optional redemption on or after June 1, 2005, and requires the Company to make certain offers to purchase Senior Secured Notes upon a change of control, upon certain asset sales and from fifty percent (50%) of excess cash flow (as such terms are defined in the indenture).

     The Company timely filed a registration statement with the SEC on Form S-4 with respect to an exchange offer for the Senior Secured Notes, but due to pending confidential acquisition negotiations, such registration statement did not become effective and the Company caused a notice of withdrawal to be submitted to the SEC on November 15, 2004.

     Also, on October 21, 2003, the Company entered into a new replacement domestic senior credit facility with Wells Fargo Foothill, Inc., providing for a working capital facility plus a letter of credit facility. The aggregate amount of borrowings under such working capital and letter of credit facilities initially could not exceed $25.0 million including aggregate borrowings under the working capital facility up to $15.0 million. On April 29, 2004, the Company amended the domestic senior credit facility to increase the aggregate amount of borrowings available under such working capital and letter of credit facilities from $25.0 million to $27.5 million and to increase the amount of aggregate borrowings available under the working capital facility from $15.0 million to $17.5 million. As of September 24, 2004, the Company amended the domestic senior credit facility to: (i) increase the aggregate amount of borrowings available under such working capital and letter of credit facilities from $27.5 million to $32.5 million; the amount of aggregate borrowings available under the working capital facility remained unchanged at $17.5 million; (ii) amend the EBITDA definition to exclude charges and expenses related to unsuccessful acquisitions and related financings in an aggregate amount not to exceed $5.3 million for the period beginning January 1, 2004 and ending June 30, 2004; (iii) amend the definition of Additional Indebtedness to exclude advances under the working capital facility; (iv) amend the definition of Permitted Investments to allow other investments made during the period from January 1, 2004 through June 30, 2004 in an aggregate amount not to exceed $336,000; and (v) establish covenant EBITDA levels for the periods ending after June 30, 2004. The amendment was effective June 30, 2004 for items (i), (ii) and (iii); effective January 1, 2004 for item (iv); and effective September 24, 2004 for all other items.

     Borrowings under the domestic senior credit facility are subject to a borrowing base formula based on percentages of eligible domestic receivables and domestic inventory. Under the domestic senior credit facility, the Company may choose between two interest rate options: (i) the applicable base rate as defined plus 0.50% and (ii) the LIBOR rate as defined plus 2.75%. Indebtedness under the domestic senior credit facility is secured by a first priority lien on substantially all of the Company's assets and assets of substantially all of the Company's domestic subsidiaries. The Company is required to pay an unused line fee of 0.375% on the unused portion of the domestic senior credit facility, a monthly servicing fee and standard letter of credit fees to issuing banks. Borrowings under the domestic senior credit facility are available until, and are repayable no later than, October 31, 2007, although borrowings must be repaid by June 30, 2007 if the maturity of the Senior Secured Notes has not been extended, as required by the domestic senior credit facility, by that date.

     Pursuant to the terms of an intercreditor agreement, the security interest securing the Senior Secured Notes and the guarantees made by the Company's domestic restricted subsidiaries is subordinated to a lien securing the domestic senior credit facility.

PRINCE TRANSACTIONS

     Effective December 26, 2003 (the "Closing Date"), the Company completed the divestiture of substantially all of the business and assets of The Prince Manufacturing Company ("PMC") to a company ("Buyer") formed by Palladium Equity Partners II, LP and certain of its affiliates (the "Palladium Investors"), and the related reduction of the Company's preferred stock held by the Palladium Investors (collectively the "Prince Transactions").

     Pursuant to definitive purchase and other agreements executed on and effective as of the Closing Date, the Prince Transactions included the following elements: (i) the transfer of substantially all of the business and assets of PMC to Buyer; (ii) the reduction of the value of the Company's Preferred Stock owned by the Palladium Investors from $72.2 million to $16.5 million (accreted through the Closing Date) by means of the redemption of all of its shares of Series B Preferred Stock and a portion of its Series C Preferred Stock; (iii) the termination of $2.2 million in annual management advisory fees payable by the Company to Palladium; (iv) a cash payment of $10.0 million to the Palladium Investors in respect of the portion of the Company's Preferred Stock not exchanged in consideration of the business and assets of PMC; (v) the agreement of the Buyer to pay the Company for advisory fees for the next three years of $1.0 million, $0.5 million, and $0.2 million, respectively (which were pre-paid at closing by the Buyer and satisfied for $1.3 million, the net present value of such payments); and (vi) the Buyer agreed to supply manganous oxide and red iron oxide products and to provide certain mineral blending services to the Company's Prince Agriproducts subsidiary ("Prince Agri"). Prince Agri agreed to continue to provide the Buyer with certain laboratory, MIS and telephone services, all on terms substantially consistent with the historic relationship between Prince Agri and PMC, and to lease to Buyer office space used by PMC in Quincy, Illinois. The Company has an agreement to receive certain treasury services from Palladium for $0.1 million per year. Pursuant to definitive agreements, the Company made customary representations, warranties and environmental and other indemnities, agreed to a post-closing working capital adjustment, paid $4.0 million in full satisfaction of all intercompany debt owed to PMC, paid a closing fee to Palladium of $0.5 million, made certain capital expenditure adjustments included as part of the intercompany settlement amount, and agreed to pay for certain out-of-pocket transaction expenses. PMC retained $0.4 million of its accounts receivable. The Company established a $1.0 million letter of credit escrow for two years to secure its working capital adjustment and certain indemnification obligations. The Company agreed to indemnify the Palladium Investors for a portion, at the rate of $0.65 for every dollar, of the amount they receive in respect of the disposition of Buyer for less than $21.0 million up to a maximum payment by the Company of $4.0 million (the "Backstop Indemnification Amount"). The Backstop Indemnification Amount would be payable on the earlier to occur of July 1, 2008 or six months after the redemption date of all of the Company's Senior Secured Notes due 2007 if such a disposition closes prior to such redemption and six months after the closing of any such disposition if the disposition closes after any such redemption. The Company's obligations with respect to the Backstop Indemnification Amount will cease if the Palladium Investors do not close the disposition of Buyer by January 1, 2009. The definition of "Equity Value" in the Company's Certificate of Incorporation was amended to reduce the multiple of trailing EBITDA payable in connection with any future redemption of Series C Preferred to 6.0 from 7.5. The amount of consideration paid and payable in connection with the Prince Transactions and all matters in connection therewith were determined pursuant to arm's length negotiations.

     The excess of the reduction in redeemable preferred stock over total assets divested and costs and liabilities incurred on the Prince Transactions was recorded as a decrease to accumulated deficit on the Company's condensed consolidated balance sheet at December 31, 2003, and was calculated as follows (amounts in thousands):

SERIES B & C REDEEMABLE PREFERRED STOCK:
Accreted value pre-transaction..............................  $72,184
Accreted value post-transaction.............................   16,517
                                                              -------
REDUCTION IN REDEEMABLE PREFERRED STOCK.....................   55,667
                                                              -------
ASSETS DIVESTED AND COSTS INCURRED:
PMC net assets divested.....................................    7,430
Cash paid to Palladium Investors for:
-reduction of redeemable preferred stock....................   10,000
-settlement of PMC intercompany debt........................    3,958
-working capital adjustment.................................    1,331
-closing fee................................................      500

Transaction costs...........................................    8,310
Contingent Backstop Indemnification Amount accrued..........    4,000
                                                              -------
TOTAL ASSETS DIVESTED AND COSTS AND LIABILITIES INCURRED....   35,529
                                                              -------
EXCESS AMOUNT RECORDED AS A DECREASE TO ACCUMULATED
  DEFICIT...................................................  $20,138
                                                              =======

     PMC is included in the Company's Industrial Chemicals segment. The divestiture of PMC has not been reflected as a discontinued operation due to the existence of the Backstop Indemnification and continuing supply and service agreements.

OTHER RISKS AND UNCERTAINTIES

     The use of antibiotics in medicated feed additives is a subject of legislative and regulatory interest. The issue of potential for increased bacterial resistance to certain antibiotics used in certain food-producing animals is the subject of discussions on a worldwide basis and, in certain instances, has led to government restrictions on the use of antibiotics in food-producing animals. The sale of feed additives containing antibiotics is a material portion of the Company's business. Should regulatory or other developments result in further restrictions on the sale of such products, it could have a material adverse impact on the Company's financial position, results of operations and cash flows.

     The testing, manufacturing, and marketing of certain products are subject to extensive regulation by numerous government authorities in the United States and other countries.

     The Company has significant assets located outside of the United States, and a significant portion of the Company's sales and earnings are attributable to operations conducted abroad.

     The Company has assets located in Israel and a portion of its sales and earnings are attributable to operations conducted in Israel. The Company is affected by social, political and economic conditions affecting Israel, and any major hostilities involving Israel as well as the Middle East or curtailment of trade between Israel and its current trading partners, either as a result of hostilities or otherwise, could have a material adverse effect on the Company.

     The Company's operations, properties and subsidiaries are subject to a wide variety of complex and stringent federal, state, local and foreign environmental laws and regulations, including those governing the use, storage, handling, generation, treatment, emission, release, discharge and disposal of certain materials and wastes, the remediation of contaminated soil and groundwater, the manufacture, sale and use of pesticides and the health and safety of employees. As such, the nature of the Company's current and former operations and those of its subsidiaries exposes the Company and its subsidiaries to the risk of claims with respect to such matters.

SUMMARY CONSOLIDATED RESULTS OF CONTINUING OPERATIONS

                                                                             THREE MONTHS ENDED
                                                 YEAR ENDED JUNE 30,            SEPTEMBER 30,
                                            ------------------------------   -------------------
                                              2004       2003       2002       2004       2003
                                            --------   --------   --------   --------   --------
Net Sales.................................  $358,274   $341,746   $328,676   $88,275    $84,950
Gross Margin..............................    90,403     90,546     81,265    22,622     21,160
Selling, general and administrative
  expenses................................    66,128     65,050     70,636    16,594     15,785
Costs of non-completed transaction........     5,261         --         --        --         --
Operating income..........................    19,014     25,496     10,629     6,028      5,375
Interest expense, net.....................    18,488     16,196     17,724     5,221      3,691
Other expense (income), net...............      (781)     1,539      3,349        24       (585)
Net (gain) on extinguishment of debt......   (23,226)        --         --        --         --
Provision for income taxes................     7,969     10,060     14,767       924        783
Income (loss) from continuing
  operations..............................  $ 16,564   $ (2,299)  $(25,211)  $  (141)   $ 1,486

COMPARISON OF THREE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003

     Net Sales of $88.3 million increased $3.3 million, or 4%. Animal Health and Nutrition sales of $65.8 million grew $6.0 million, or 10%, due to volume increases offset in part by lower average selling prices. Specialty Chemical Group (comprised of the Industrial Chemicals, Distribution and All Other segments) sales of $22.5 million decreased $2.6 million. Excluding PMC, Specialty Chemical group sales increased by $3.1 million due to volume increases in Industrial Chemicals and All Other segments. The Specialty Chemical Group included PMC sales of $5.7 million for the 2003 quarter.

     Gross Profit of $22.6 million increased $1.5 million to 25.6% of net sales, compared with 24.9% in 2003. Animal Health and Nutrition gross profit increased due to higher sales unit volumes and lower unit costs offset in part by lower average selling prices. The Specialty Chemical Group also contributed to the improvement due to expanded sales of the Company's new copper-based wood treatment products. The Specialty Chemical Group included PMC gross profit of $1.9 million for the 2003 quarter.

     Selling, General and Administrative Expenses of $16.6 million increased $0.8 million. Expenses in the operating segments, excluding PMC, increased over the prior year due to severance accruals, higher research and development costs associated with registration trials, unfavorable foreign exchange rates and overall higher operating costs. Corporate expenses increased due to higher depreciation and amortization charges, compensation and severance costs offset partially by income of $0.2 million from the PMC advisory fee and the elimination of the Palladium management fee of $0.6 million in 2003. PMC expenses were $0.7 million for the 2003 quarter.

     Operating Income of $6.0 million increased $0.7 million to 6.8% of sales. Operating income, excluding PMC, improved in both the Animal Health and Nutrition and Specialty Chemical Group with increased gross profit offset in part by higher selling, general and administrative expenses. PMC contributed $1.2 million for the 2003 quarter offset in part by the elimination of the Palladium management fee.

     Interest Expense, Net of $5.2 million increased $1.5 million from the 2003 quarter, primarily due to higher average interest rates and also higher borrowing levels associated with the issuance of the Company's Senior Secured Notes.

     Other (Income) Expense, Net principally reflects foreign currency transaction net (gains) losses related to short-term inter-company balances and foreign currency translation (gains) losses.

     Income Taxes of $0.9 million were recorded on consolidated pre-tax income of $0.8 million. The tax rate reflects income tax provisions in profitable foreign jurisdictions and for state income taxes. A provision for U.S. federal income taxes has not been recorded due to the utilization of net operating loss carryforwards. The Company has recorded valuation allowances related to substantially all deferred tax assets. The Company will continue to evaluate the likelihood of recoverability of these deferred tax assets based upon actual and expected operating performance.

COMPARISON OF YEARS ENDED JUNE 30, 2004 AND 2003

     Net Sales of $358.3 million increased $16.5 million, or 5%. Animal Health and Nutrition sales of $265.4 million grew $14.7 million, or 6%, due to volume increases. Specialty Chemical Group sales (comprised of the Industrial Chemicals, Distribution and All Other segments) of $92.9 million increased $1.8 million, or 2%, primarily due to volume increases in all segments, offset by a decrease in PMC sales. The Specialty Chemical Group included PMC sales of $11.1 million and $22.3 million for 2004 and 2003, respectively.

     Gross Profit of $90.4 million decreased $0.1 million to 25.2% of net sales, compared with 26.5% in 2003. Animal Health and Nutrition gross profit decreased due to lower average selling prices and unfavorable currency related to the effect of the Euro on Belgium manufacturing costs. Improvements in the Specialty Chemical Group partially offset the Animal Health and Nutrition decline. The Specialty Chemical Group included PMC gross profit of $3.6 million and $6.2 million, respectively, for the fiscal 2004 and 2003 periods.

     Gross profit increased $2.0 million in the fourth quarter of 2004 due to an agreement related to the production and sale of amprolium, an anticoccidial MFA. The Company acquired the rights to sell amprolium in most international markets. In payment for the acquired rights, the Company relinquished its claims against the seller for certain purchase order commitments, and will make $2.1 million of cash payments to the seller over the next five years. The present value of these payments is $1.9 million and was recorded as a liability. The $2.4 million value of the purchase order commitments was recorded as a reduction in cost of goods sold and inventory, and an intangible asset of $4.3 million was recorded representing the fair value of the acquired rights and is included on the Company's balance sheet at June 30, 2004. The Company will amortize this intangible over a 10 year period. No amortization was recorded in 2004. Amortization expense for each of the next five years from 2005 to 2009 is expected to be $0.4 million per year.

     Selling, General and Administrative Expenses of $66.1 million increased $1.1 million. Expenses in the operating segments, excluding PMC, approximated the prior year primarily due to lower environmental and severance accruals offset in part by unfavorable foreign exchange rates. Corporate expenses in the current fiscal year reflect the elimination of the Palladium annual management fee of $2.25 million as of December 31, 2003 and income of $0.5 million from the PMC Advisory fee. Corporate expenses increased in fiscal 2004 due to higher depreciation and amortization charges and insurance costs offset by lower benefit charges. Corporate expenses in fiscal 2003 included vitamin settlement income of $3.0 million. PMC expenses were $1.3 million and $2.6 million for 2004 and 2003, respectively.

     Costs of non-completed transaction. During 2004, the Company incurred $5.3 million of costs in connection with a potential acquisition transaction that was not completed. The Company has charged the costs to expense in its 2004 results. The costs primarily consisted of professional fees for services in connection with the transaction.

     Net gain on extinguishment of debt. The Company recorded a net gain on the extinguishment of debt of $23.2 million due to the repurchase of senior subordinated notes ($16.7 million), and the repayment of Pfizer obligations ($7.6 million) offset in part by a loss on repayment of the domestic senior credit facility ($1.0 million).

     Operating Income of $19.0 million decreased $6.5 million to 5.3% of sales. The decrease was primarily due to the non-completed transaction costs described above. In addition, gross profit declined in the Animal Health and Nutrition segment but was offset in part by improved operating performance of the Specialty Chemical Group. PMC contributed $2.3 million and $3.6 million for 2004 and 2003, respectively.

     Interest Expense, Net of $18.5 million increased $2.3 million from the prior year, primarily due to higher borrowing levels and also higher average interest rates associated with the issuance of the Company's Senior Secured Notes.

     Other (Income) Expense, Net of ($0.8) million improved in comparison with $1.5 million of expense last year. During 2004, the Company's Phibro-Tech subsidiary received $1.0 million in exchange for the sale of certain assets related to the manufacture and sale of ferric chloride from its plant in Joliet, Illinois and recognized a net gain of $0.7 million. The balance of other (income) expense principally reflects foreign currency transaction net (gains) losses related to short-term inter-company balances and foreign currency translation (gains) losses.

     Income Taxes of $8.0 million were 32% of consolidated pre-tax income of $24.5 million. The tax rate reflects income tax provisions in profitable foreign jurisdictions and for state income taxes. A provision for U.S. federal income taxes has not been recorded due to the utilization of net operating loss carryforwards. The Company has recorded valuation allowances related to substantially all deferred tax assets. The Company will continue to evaluate the likelihood of recoverability of these deferred tax assets based upon actual and expected operating performance.

COMPARISON OF YEARS ENDED JUNE 30, 2003 AND 2002

     Net Sales of $341.7 million increased $13.1 million, or 4%. Animal Health and Nutrition sales of $250.7 million grew $11.1 million, or 5%, due to volume increases. Specialty Chemical Group sales of $91.0 million increased $2.0 million, or 2%, primarily due to volume increases in the Distribution and All Other businesses.

     Gross Profit of $90.5 million improved $9.3 million to 26.5% of net sales, compared with 24.7% in 2002. Animal Health and Nutrition gross profit improvements were responsible for the overall increase. Purchase accounting adjustments related to the MFA acquisition resulted in a $3.3 million increase to cost of goods sold in 2002. Excluding the purchase accounting adjustment, the gross profit ratio would have been 25.7% in 2002.

     Selling, General and Administrative Expenses of $65.1 million decreased $5.6 million, or 8%. Expenses declined $6.5 million in the Specialty Chemicals Group due to downsizing and restructuring of the Industrial Chemicals segment, reflecting the decline in the printed circuit board market. Industrial Chemicals included expense for additional environmental reserves and write-offs of unamortized permit fees at closed facilities of $1.0 million and $1.6 million for 2003 and 2002, respectively. Animal Health and Nutrition expenses decreased by approximately $0.4 million. Corporate expenses increased $1.3 million, primarily due to increased staff levels. Corporate expenses included a vitamin settlement income of $3.0 million and $0.7 million in 2003 and 2002, respectively, from the settlement of class action litigation against European vitamin manufacturers. Debt restructuring costs of $0.8 million, severance of $0.4 million, and expense related to a divested business of $0.2 million were also recorded in 2003. Included in 2002 was $0.4 million non-cash income to reflect the decrease in value of redeemable common stock; no amount was recorded in 2003.

     OPERATING INCOME of $25.5 million increased $14.9 million to 7.5% of sales. The improvement was due to sales growth, gross margin improvements in Animal Health and Nutrition, and operating expense reductions.

     INTEREST EXPENSE, NET of $16.2 million decreased $1.5 million, compared with $17.7 million in 2002, primarily due to lower average interest rates and reduced average borrowing levels.

     OTHER EXPENSE, NET of $1.5 million in fiscal 2003 improved in comparison with $3.4 million in the prior year. The expense principally reflects foreign currency transaction and translation net losses related to short-term inter-company balances.

     INCOME TAXES of $10.1 million were primarily due to a $5.6 million increase in valuation allowances for deferred tax assets in foreign jurisdictions where future profitability is not currently considered more likely than not, and income tax provisions in profitable foreign jurisdictions. The Company has recorded valuation allowances related to substantially all deferred tax assets. The Company will continue to evaluate the likelihood of recoverability of these deferred tax assets based upon actual and expected operating performance.

OPERATING SEGMENTS

     The Animal Health and Nutrition segment manufactures and markets MFAs and NFAs to the poultry, swine and cattle markets, and includes the operations of the Phibro Animal Health business unit, Prince AgriProducts, Koffolk (1949) Ltd. and Planalquimica. The Industrial Chemicals segment manufacturers and markets specialty chemicals for use in the pressure treated wood, brick, glass, and chemical industries, and includes Phibro-Tech and PMC. The Distribution segment markets a variety of specialty chemicals, and includes PhibroChem and Ferro operations. The All Other segment includes contract manufacturing of crop protection chemicals, Wychem and all other operations. Due to the divestiture of PMC in December 2003, PMC's results are shown separately for comparability.

                                                                            THREE MONTHS ENDED
                                                YEAR ENDED JUNE 30,              SEPT. 30,
                                           ------------------------------   -------------------
                                             2004       2003       2002       2004       2003
                                           --------   --------   --------   --------   --------
                                                          (DOLLARS IN THOUSANDS)
NET SALES:
  Animal Health & Nutrition..............  $265,421   $250,706   $239,602   $65,806    $59,841
  Industrial Chemicals -- ex PMC.........    31,135     26,465     29,403     8,393      6,299
  Industrial Chemicals -- PMC............    11,118     22,332     21,451        --      5,683
  Distribution...........................    30,861     30,072     27,852     7,661      7,939
  All other..............................    19,739     12,171     10,368     6,415      5,188
                                           --------   --------   --------   -------    -------
                                           $358,274   $341,746   $328,676   $88,275    $84,950
                                           ========   ========   ========   =======    =======
OPERATING INCOME:
  Animal Health & Nutrition..............  $ 33,307   $ 38,472   $ 28,298   $ 7,815    $ 6,900
  Industrial Chemicals -- ex PMC.........       621     (5,434)   (10,964)      773       (391)
  Industrial Chemicals -- PMC............     2,278      3,579      3,640        --      1,213
  Distribution...........................     2,900      3,207      2,345       864        841
  All other..............................     2,301        620      1,164       705        669
  Corporate expenses and adjustments.....   (22,393)   (14,948)   (13,854)   (4,129)    (3,857)
                                           --------   --------   --------   -------    -------
                                           $ 19,014   $ 25,496   $ 10,629   $ 6,028    $ 5,375
                                           ========   ========   ========   =======    =======

OPERATING SEGMENTS COMPARISON OF THREE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003

     ANIMAL HEALTH AND NUTRITION

     NET SALES of $65.8 million increased $6.0 million, or 10%. MFA net sales increased by $2.4 million. Revenues were higher primarily for antibacterials and antibiotics but were offset in part by lower sales of anticoccidials. The increase in MFA revenues was due to higher unit volumes and favorable currency effect on international sales offset in part by lower average selling prices. NFA net sales increased by $3.6 million principally due to volume increases in trace mineral premixes and other feed ingredients.

     OPERATING INCOME of $7.8 million increased $0.9 million, or 13%. Operating income improved due to higher sales unit volumes and lower unit costs offset in part by lower average selling prices and increased selling, general and administrative expenses.

     SPECIALTY CHEMICALS

     INDUSTRIAL CHEMICALS net sales of $8.4 million, excluding PMC, increased $2.1 million, or 33%. Sales of copper-related products to the wood treatment markets increased due to the introduction of new copper based wood treatment products. PMC, divested in December 2003, generated revenues of $5.7 million for the 2003 quarter. Operating income, excluding PMC, of $0.8 million improved by $1.2 million from the 2003 quarter. This improvement was due to new product introductions and savings from previously implemented headcount reductions and facility restructurings in Phibro-Tech operations. PMC provided operating income of $1.2 million for the 2003 quarter.

     DISTRIBUTION net sales of $7.7 million decreased $0.3 million, or 4%. Lower sales volumes in Europe were offset in part by higher domestic unit volumes and slightly higher average selling prices. Distribution operating income of $0.9 million approximated the prior period. As a percentage of sales, operating income was 11% in both 2004 and 2003 quarters.

     ALL OTHER net sales of $6.4 million increased $1.2 million, or 24%. Revenues for contract manufacturing increased $0.7 million due to increased volumes and average selling prices. Revenues from specialized lab projects and formulations increased $0.5 million over the prior period. Operating income of $0.7 million improved slightly from the prior period due to higher margins on specialized lab projects and formulations.

OPERATING SEGMENTS COMPARISON OF YEARS ENDED JUNE 30, 2004 AND 2003

     ANIMAL HEALTH AND NUTRITION

     NET SALES of $265.4 million increased $14.7 million, or 6%. Medicated Feed Additives net sales decreased by $7.8 million. Revenues were lower primarily for anticoccidials but were offset in part by higher sales of other medicated feed additives. Sales of anticoccidial products were $7.1 million lower due to contract negotiations with a major customer that were completed in the fourth quarter of 2004. The decrease in MFA revenues also was due to lower average selling prices offset in part by favorable currency effect on international sales. Nutritional Feed Additives net sales increased by $22.5 million, principally due to volume increases in core inorganic minerals, trace mineral premixes and other ingredients.

     OPERATING INCOME of $33.3 million decreased $5.2 million, or 13%. Operating income declined due to product mix, higher cost of goods reflecting the stronger Euro's effect on Belgian manufacturing cost and unfavorable currency effects on international selling, general and administrative expense. Lower average selling prices also contributed to the decrease. Operating income increased $2.0 million in the fourth quarter of 2004 due to an agreement related to the production and sale of amprolium, an anticoccidial MFA.

     SPECIALTY CHEMICALS

     INDUSTRIAL CHEMICALS net sales of $31.1 million, excluding PMC, increased $4.7 million, or 18%. Sales of copper related products to the wood treatment markets increased due to the introduction of new copper based wood treatment chemicals which offset the divestiture of the Company's Eastern United States etchant business in mid 2003. The Company continues its existing etchant business at one remaining facility. PMC, divested in December 2003, generated revenues of $11.1 million and $22.3 million for 2004 and 2003, respectively. Operating income of $0.6 million improved by $6.1 million from the prior year. This improvement was due to new product introductions and savings from headcount reductions and facility restructurings in Phibro-Tech operations. PMC provided operating income of $2.3 million and $3.6 million for 2004 and 2003, respectively.

     DISTRIBUTION net sales of $30.9 million increased $0.8 million, or 3%. Higher sales volumes in Europe were offset in part by lower domestic unit volumes and lower average selling prices. Distribution operating income of $2.9 million decreased $0.3 million from the prior year. As a percentage of sales, operating income was 9% and 11% in 2004 and 2003, respectively.

     ALL OTHER net sales of $19.7 million increased $7.6 million, or 62%. Revenues for contract manufacturing increased $7.6 million due to increased volumes and average selling prices. Specialized lab projects and formulations approximated the prior year. Operating income of $2.3 million improved by $1.7 million from the prior year due to higher revenues and increased margins on contract manufacturing.

OPERATING SEGMENTS COMPARISON OF YEARS ENDED JUNE 30, 2003 AND 2002

     ANIMAL HEALTH AND NUTRITION

     NET SALES of $250.7 million increased $11.1 million, or 5%. Medicated Feed Additives net sales increased by $6.7 million. Revenues were higher for antibacterials, antibiotics and anticoccidials but were offset in part by lower sales of anthelmintics and other medicated feed additives. The increased revenues were due to volume increases offset in part by lower average selling prices, including the effect of currency devaluations in Latin America. Nutritional Feed Additives net sales increased by $4.4 million, principally due to volume increases in core inorganic minerals, trace mineral premixes and other ingredients.

     OPERATING INCOME of $38.5 million increased $10.2 million, or 36%. Purchase accounting adjustments relating to inventory in the MFA acquisition resulted in a $3.3 million increase to 2002 cost of goods sold.

The operating income ratio increased to 15% in 2003 from 13% in 2002 (excluding the purchase accounting adjustments). The improvement in operating income resulted from increased sales of higher margin products and close control of operating expenses.

     SPECIALTY CHEMICALS

     INDUSTRIAL CHEMICALS net sales of $26.5 million, excluding PMC, decreased $2.9 million, or 10%. Industrial Chemicals net sales decreased due to the divestiture of the Company's Eastern United States etchant business in mid-fiscal 2003 and reduced sales of etchants to the printed circuit board market. PMC, divested in December 2003, generated revenues of $22.3 million and $21.5 million for fiscal periods 2003 and 2002, respectively. Industrial Chemicals operating loss of $5.4 million improved by $5.5 million from the year earlier loss. The improvement principally was due to the partial disposal during 2003 of the ammoniacal etchant business and savings from headcount reductions and facility restructurings. The gain on the transaction was not material. PMC provided operating income of $3.6 million in each of the 2003 and 2002 fiscal periods.

     DISTRIBUTION net sales of $30.1 million increased $2.2 million, or 8%. Higher sales volumes in Europe and improved product mix in domestic operations accounted for the increase. Distribution operating income of $3.2 million increased $0.9 million, or 37%. As a percentage of sales, operating income increased to 11% in 2003 from 8% in 2002. The improvement in operating income margins resulted principally from increased sales of higher margin products.

     ALL OTHER net sales of $12.2 million increased $1.8 million, or 17%. Revenues for contract manufacturing increased $2.4 million due to increased volumes. Revenues from specialized lab projects and formulations declined $0.6 million. Operating income of $0.6 million decreased primarily due to specialized lab projects and formulations.

DISCONTINUED OPERATIONS

     In August 2003, the Company divested Mineral Resource Technologies, Inc and shutdown its operations at La Cornubia. These businesses have been classified as discontinued operations. The Company's consolidated financial statements have been reclassified to report separately the operating results and cash flows of the discontinued operations.

                                                                   THREE MONTHS ENDED
                                                                   SEPTEMBER 30, 2003
                                                              -----------------------------
                                                               MRT     LA CORNUBIA   TOTAL
                                                              ------   -----------   ------
Net Sales...................................................  $3,327     $2,220      $5,577
                                                              ======     ======      ======
Operating Loss..............................................  $ (124)    $ (372)     $ (496)
Interest Expense, net.......................................      --         16          16
Other Expense (Income), net.................................      --        (50)        (50)
Provision (benefit) for income tax..........................      --         --          --
                                                              ------     ------      ------
Net Income (Loss) from discontinued operations..............  $ (124)    $ (338)     $ (462)
                                                              ======     ======      ======
Depreciation & Amortization.................................  $   --     $  100      $  100
                                                              ======     ======      ======

     Mineral Resource Technologies, Inc. ("MRT"). In August 2003, the Company divested MRT for net proceeds, after transaction costs, of approximately $13.8 million. MRT was included in the Company's All Other segment.

     La Cornubia. On June 30, 2004, one of the Company's French subsidiaries, La Cornubia SA ("La Cornubia"), filed for bankruptcy under the insolvency laws of France. The Company believes that, as a result of the bankruptcy filing by La Cornubia, it is possible that LC Holding S.A. ("LC Holding"), La Cornubia's parent, a holding company with no assets except for its investment in La Cornubia, may also file for bankruptcy in France. The Company does not believe that La Cornubia's bankruptcy filing, nor the possible bankruptcy filing by LC Holding, will have a material adverse effect on its financial condition or results of operations.

     During fiscal 2004, the Company shutdown its operations at La Cornubia. During fiscal 2003, the Company shutdown or divested Odda Smelteverk (Norway), Carbide Industries (U.K.), and Mineral Resource Technologies, Inc. These businesses have been classified as discontinued operations. The Company's consolidated financial statements have been reclassified to report separately the operating results, financial position, and cash flows of the discontinued operations. Prior year financial statements have been reclassified to conform to the 2004 presentation.

                                                             YEAR ENDED JUNE 30, 2004
                                                   ---------------------------------------------
                                                   LA CORNUBIA   ODDA/CARBIDE    MRT      TOTAL
                                                   -----------   ------------   ------   -------
Net Sales........................................    $13,918       $     --     $3,327   $17,245
                                                     =======       ========     ======   =======
Operating Loss...................................    $(1,491)      $     --     $ (124)  $(1,615)
Interest Expense, net............................         94                                  94
Other Expense (Income), net......................       (102)            --         --      (102)
Provision (benefit) for income tax...............         18             --         --        18
                                                     -------       --------     ------   -------
Net Income (Loss) from discontinued operations...    $(1,501)      $     --     $ (124)  $(1,625)
                                                     =======       ========     ======   =======
Depreciation & Amortization......................    $   400       $     --     $   --   $   400
                                                     =======       ========     ======   =======

                                                            YEAR ENDED JUNE 30, 2003
                                                 -----------------------------------------------
                                                 LA CORNUBIA   ODDA/CARBIDE     MRT      TOTAL
                                                 -----------   ------------   -------   --------
Net Sales......................................    $13,479       $ 11,217     $18,671   $ 43,367
                                                   =======       ========     =======   ========
Operating Loss.................................    $  (359)      $(13,462)    $(3,454)  $(17,275)
Interest Expense, net..........................         60                                    60
Other Expense (Income), net....................       (389)        (2,327)         --     (2,716)
Provision (benefit) for income tax.............         16             58          --        (42)
                                                   -------       --------     -------   --------
Net Income (Loss) from discontinued
  operations...................................    $   (46)      $(11,077)    $(3,454)  $(14,577)
                                                   =======       ========     =======   ========
Depreciation & Amortization....................    $   359       $    894     $ 1,309   $  2,562
                                                   =======       ========     =======   ========

                                                            YEAR ENDED JUNE 30, 2002
                                                 -----------------------------------------------
                                                 LA CORNUBIA   ODDA/CARBIDE     MRT      TOTAL
                                                 -----------   ------------   -------   --------
Net Sales......................................    $11,873       $ 31,219     $17,045   $ 60,137
                                                   =======       ========     =======   ========
Operating Loss.................................    $  (912)      $(27,709)    $(2,930)  $(31,551)
Interest Expense, net..........................         78                                    78
Other Expense (Income), net....................       (263)        (3,699)                (3,962)
Provision (benefit) for income tax.............         62         (1,170)         --     (1,108)
                                                   -------       --------     -------   --------
Net Income (Loss) from discounted operations...    $  (789)      $(22,840)    $(2,930)  $(26,559)
                                                   =======       ========     =======   ========
Depreciation & Amortization....................    $   325       $ 17,676     $ 1,192   $ 19,193
                                                   =======       ========     =======   ========

     Odda and Carbide. During fiscal 2003, the Company determined that it would permanently shutdown and no longer fund the operations of Odda. On February 28, 2003, Odda filed for bankruptcy in Norway. The bankruptcy is proceeding in accordance with Norwegian law. The Company removed all assets, liabilities (except as noted below), and cumulative translation adjustments related to Odda from the Company's consolidated balance sheet as of June 30, 2003, and recorded the net result as a loss on disposal of discontinued operations. The Company has been advised that, as a result of the bankruptcy, the creditors of Odda have recourse only to the assets of Odda, except in the case of certain debt guaranteed by the Company. During fiscal 2004, the Company paid the remaining guaranteed debt of $5.7 million. The Company has been advised by Norwegian counsel that it has obtained the benefit of the banks' position as a secured creditor upon payment pursuant to the guarantees. During fiscal 2003, the Company sold Carbide, previously a distributor for one of Odda's product lines. Proceeds from the divestiture were not material. Odda was included in the Company's Industrial Chemicals segment and Carbide was included in the Company's Distribution segment.

     The Company recorded a $0.7 million loss on disposal of Odda and Carbide during fiscal 2003. The loss primarily related to the write-off of Odda's remaining net assets, including the related cumulative currency translation adjustment.

LIQUIDITY AND CAPITAL RESOURCES

     Net Cash Provided by Operating Activities. Cash provided by operations for the three months ended September 30, 2004 and 2003 was $2.4 million and $1.3 million, respectively. Cash provided was due to income from continuing operations offset in part by working capital requirements. The Company is currently increasing inventory levels of certain products to enhance future supply flexibility and reduce cost as part of a strategic review of its manufacturing capabilities. Cash provided by operations for fiscal 2004 and 2003 was $2.9 million and $34.7 million, respectively. Cash provided in fiscal 2004 was due to income from continuing operations offset in part by working capital requirements. In addition, payment of the Pfizer obligations (shown in financing activities) eliminated additional working capital requirements that otherwise would have been necessary. Cash provided in fiscal 2003 was due to improved income from continuing operations and aggressive working capital management. The Company incurred $5.3 million of costs for a non-completed acquisition transaction and paid approximately $1.4 million of these charges in fiscal 2004.

     Net Cash Provided (Used) by Investing Activities. Net cash provided (used) by investing activities for the three months ended September 30, 2004 and 2003 was ($1.7) million and $13.2 million, respectively. Capital expenditures of $1.7 million and $0.9 million for the three months ended September 30, in 2004 and 2003, respectively, were for new product capacity, for maintaining the Company's existing asset base and for environmental, health and safety projects. Discontinued operations, primarily from the sale of MRT, provided funds of $14.0 million in the three months ended September 30, 2003. Net cash provided (used) by investing activities for fiscal 2004 and 2003 was $9.1 million and ($4.0) million, respectively. Discontinued operations, primarily from the sale of MRT, provided funds of $14.9 million in fiscal 2004. Discontinued operations provided $1.4 million in fiscal 2003. Capital expenditures of $6.2 million and $8.6 million for fiscal 2004 and 2003, respectively, were for new product capacity, for maintaining the Company's existing asset base and for environmental, health and safety projects. Proceeds from sales of fixed assets and other investing activities accounted for the remainder of cash provided by investing activities in fiscal 2004.

     Net Cash Provided (Used) by Financing Activities. Net cash provided (used) by financing activities for the three months ended September 30, 2004 and 2003 was ($0.4) million and $1.1 million, respectively. Short-term debt increased due to a $0.3 million increase in the domestic senior credit facility. Proceeds from long-term debt and payments of long-term debt, net used $0.4 million of funds and primarily reflect the borrowing activity of Koffolk Israel. Net cash (used) by financing activities for fiscal 2004 and 2003 was ($17.8) million and ($26.4) million, respectively. Short-term debt decreased due to the reduction of the domestic senior credit facility of $21.2 million, debt payments related to Odda of $5.7 million and by other increases of $0.1 million in fiscal 2004. Proceeds from long-term debt reflect the issuance of $105.0 million Senior Secured Notes and an increase of $4.6 million in foreign bank loans in fiscal 2004. Payments of long-term debt primarily reflect the retirement of Senior Subordinated Notes in fiscal 2004. Payments of the Pfizer obligations, the Prince transactions and costs related to the refinancing account for the remainder of funds used by financing activities in fiscal 2004.

     Working Capital and Capital Expenditures. Working capital as of September 30, 2004 was $57.7 million compared to $54.4 million at fiscal year end June 30, 2004, an increase of $3.0 million. The

Company is currently increasing inventory levels of certain products to enhance future supply flexibility and reduce cost as part of a strategic review of its manufacturing capabilities. The fiscal 2005 increase in working capital primarily was due to higher inventory levels.

     The Company anticipates spending approximately $8.0 million for capital expenditures in fiscal 2005, primarily to cover the Company's asset replacement needs, to improve processes, and for environmental and regulatory compliance, subject to the availability of funds.

     Liquidity. At September 30, 2004, the amount of credit extended under the Company's domestic senior credit facility totaled $11.3 million under the working capital facility and $8.7 million under the letter of credit facility, and the Company had $6.2 million available under the working capital facility. In addition, certain of the Company's foreign subsidiaries also had availability totaling $5.1 million under their respective loan agreements. As of September 24, 2004, the Company amended its domestic senior credit facility to: (i) increase the aggregate amount of borrowings available under such working capital and letter of credit facilities to $32.5 million; the amount of aggregate borrowings available under the working capital facility remained unchanged at $17.5 million; (ii) amend the EBITDA definition to exclude charges and expenses related to unsuccessful acquisitions and related financings in an aggregate amount not to exceed $5.3 million for the period beginning January 1, 2004 and ending June 30, 2004; (iii) amend the definition of Additional Indebtedness to exclude advances under the working capital facility; (iv) amend the definition of Permitted Investments to allow other investments made during the period from January 1, 2004 through June 30, 2004 in an aggregate amount not to exceed $336,000; and (v) establish covenant EBITDA levels for the periods ending after June 30, 2004. The amendment was effective June 30, 2004 for items (i), (ii) and
(iii); effective January 1, 2004 for item (iv); and effective September 24, 2004 for item (v).

     The domestic senior credit facility contains a lock-box requirement and a material adverse change clause should an event of default (as defined in the agreement) occur. Accordingly, the amounts outstanding have been classified as short-term and are included in loans payable to banks in the condensed consolidated balance sheet.

     The Company's ability to fund its operating plan depends upon the continued availability of borrowing under its domestic senior credit facility. The Company believes that it will be able to comply with the terms of its covenants under the domestic senior credit facility based on its forecasted operating plan. In the event of adverse operating results and/or violation of covenants under this facility, there can be no assurance that the Company would be able to obtain waivers or amendments on favorable terms, if at all. The Company's fiscal 2005 operating plan projects adequate liquidity throughout the year, with periods of reduced availability around the dates of the semi-annual interest payments due December 1, 2004 and June 1, 2005 related to its senior secured and senior subordinated notes. The Company is pursuing additional cost reduction activities, working capital improvement plans, and sales of non-strategic assets to ensure additional liquidity. The Company also has availability under foreign credit lines that likely would be available. The Company also has undertaken a strategic review of its manufacturing capabilities, and is currently increasing inventory levels of certain products to enhance future flexibility and reduce cost. There can be no assurance the Company will be successful in any of the above-noted actions.

     The Company's contractual obligations (in millions) at September 30, 2004 mature as follows:

                                                                YEARS
                                        ------------------------------------------------------
                                        WITHIN 1   OVER 1 TO 3   OVER 3 TO 5   OVER 5   TOTAL
                                        --------   -----------   -----------   ------   ------
Loans payable to banks................   $11.3        $  --        $   --       $ --    $ 11.3
Long-term debt (including current
  portion)............................     1.0          4.1         153.9         --     159.0
Interest payments.....................    19.3         38.4          12.7         --      70.4
Lease commitments.....................     1.4          2.6           2.0        2.2       8.2
Acquisition of rights.................     0.6          0.8           0.4         --       1.8
                                         -----        -----        ------       ----    ------
  Total contractual obligations.......   $33.6        $45.9        $169.0       $2.2    $250.7
                                         =====        =====        ======       ====    ======

SUPPLEMENTAL INFORMATION (UNAUDITED)

     The Company shutdown Odda and divested Carbide during fiscal 2003, sold MRT in August 2003, and shutdown La Cornubia in June 2004. These businesses have been classified as discontinued operations. The Company's consolidated financial statements have been reclassified to report separately the operating results, financial position, and cash flows of the discontinued operations. In addition, the Company completed the Prince Transactions in December 2003, including the divestiture of PMC and the termination of management fees to the Palladium Investors.

     To facilitate quarterly comparisons, the following unaudited statements present the quarterly operating results of continuing operations, for the years ended June 30, 2004, 2003 and 2002. Amounts are in thousands.

                                                         QUARTERS ENDED
                                            -----------------------------------------   YEAR ENDED
                                            SEP. 30,   DEC. 31,   MAR. 31,   JUN. 30,    JUN. 30,
                                              2003       2003       2004       2004        2004
                                            --------   --------   --------   --------   ----------
NET SALES:
  Animal Health & Nutrition...............  $59,841    $ 68,687   $64,819    $72,074     $265,421
  Industrial Chemicals -- ex PMC..........    6,299       6,244    10,000      8,592       31,135
  Industrial Chemicals -- PMC.............    5,683       5,435        --         --       11,118
  Distribution............................    7,939       7,656     7,916      7,350       30,861
  All Other...............................    5,188       4,518     4,302      5,731       19,739
                                            -------    --------   -------    -------     --------
     Total net sales......................   84,950      92,540    87,037     93,747      358,274
Cost of goods sold........................   63,790      69,991    63,843     70,247      267,871
                                            -------    --------   -------    -------     --------
     Gross profit.........................   21,160      22,549    23,194     23,500       90,403
Selling, general and administrative
  expenses................................   15,785      16,824    16,165     17,354       66,128
Costs of non-completed transaction........       --          --        --      5,261        5,261
                                            -------    --------   -------    -------     --------
OPERATING INCOME (LOSS):
  Animal Health & Nutrition...............    6,900       7,655     8,370     10,382       33,307
  Industrial Chemicals -- ex PMC..........     (391)       (287)    1,136        163          621
  Industrial Chemicals -- PMC.............    1,213       1,065        --         --        2,278
  Distribution............................      841         692       789        578        2,900
  All Other...............................      669         657       557        418        2,301
  Corporate Expenses......................   (3,377)     (4,132)   (4,116)    (9,729)     (21,354)
  Eliminations............................       82         638       293       (927)          86
  Palladium management fee................     (562)       (563)       --         --       (1,125)
                                            -------    --------   -------    -------     --------
     Total operating income (loss)........    5,375       5,725     7,029        885       19,014
OTHER:
  Interest expense........................    3,933       4,549     4,918      5,218       18,618
  Interest (income).......................     (242)        168       (43)       (13)        (130)
  Other expense, net......................     (585)        127      (131)      (192)        (781)
  Net (gain) on extinguishment of debt....       --     (23,226)       --         --      (23,226)
                                            -------    --------   -------    -------     --------
     Income (loss) from continuing
       operations before income taxes.....    2,269      24,107     2,285     (4,128)      24,533
Provision for income taxes................      783       2,880     2,209      2,097        7,969
                                            -------    --------   -------    -------     --------
     Income/(loss) from continuing
       operations.........................    1,486      21,227        76     (6,225)      16,564
DISCONTINUED OPERATIONS:
  Income (loss) from operations...........     (462)         59      (471)      (751)      (1,625)
  Gain (loss) on disposal.................      231          --        --     (2,320)      (2,089)
                                            -------    --------   -------    -------     --------
     Net income/(loss)....................  $ 1,255    $ 21,286   $  (395)   $(9,296)    $ 12,850
                                            =======    ========   =======    =======     ========
DEPRECIATION AND AMORTIZATION FROM
  CONTINUING OPERATIONS:
  Animal Health & Nutrition...............  $ 2,029    $  2,059   $ 2,086    $ 2,089     $  8,263
  Industrial Chemicals -- ex PMC..........      406         395       403        432        1,636
  Industrial Chemicals -- PMC.............      243         244        --         --          487
  Distribution............................        3           4         3          1           11
  All Other...............................      115          98       105        101          419
  Corporate Expenses......................      372         576       660        759        2,367
                                            -------    --------   -------    -------     --------
     Total depreciation and
       amortization.......................  $ 3,168    $  3,376   $ 3,257    $ 3,382     $ 13,183
                                            =======    ========   =======    =======     ========

                                                         QUARTERS ENDED
                                            -----------------------------------------   YEAR ENDED
                                            SEP. 30,   DEC. 31,   MAR. 31,   JUN. 30,    JUN. 30,
                                              2002       2002       2003       2003        2003
                                            --------   --------   --------   --------   ----------
NET SALES:
  Animal Health & Nutrition...............  $59,976    $ 66,650   $62,675    $61,405     $250,706
  Industrial Chemicals -- ex PMC..........    8,138       5,946     6,449      5,932       26,465
  Industrial Chemicals -- PMC.............    5,756       5,285     5,743      5,548       22,332
  Distribution............................    8,096       7,197     7,612      7,167       30,072
  All Other...............................    1,711       2,190     3,793      4,477       12,171
                                            -------    --------   -------    -------     --------
     Total net sales......................   83,667      87,268    86,272     84,529      341,746
Cost of goods sold........................   61,638      63,366    63,306     62,890      251,200
                                            -------    --------   -------    -------     --------
     Gross profit.........................   22,039      23,902    22,966     21,639       90,546
Selling, general and administrative
  expenses................................   15,544      15,874    17,496     16,136       65,050
OPERATING INCOME (LOSS):
  Animal Health & Nutrition...............    9,420      11,593     8,902      8,557       38,472
  Industrial Chemicals -- ex PMC..........   (1,035)     (1,815)   (1,555)    (1,029)      (5,434)
  Industrial Chemicals -- PMC.............    1,127         901       839        712        3,579
  Distribution............................      750         802       900        755        3,207
  All Other...............................       13         245       356          6          620
  Corporate Expenses......................   (3,051)     (3,440)   (3,324)    (2,905)     (12,720)
  Eliminations............................     (167)        305       (86)       (30)          22
  Palladium management fee................     (562)       (563)     (562)      (563)      (2,250)
                                            -------    --------   -------    -------     --------
     Total operating income (loss)........    6,495       8,028     5,470      5,503       25,496
OTHER:
  Interest expense........................    4,489       3,641     3,958      4,193       16,281
  Interest (income).......................     (126)         31       (39)        49          (85)
  Other expense, net......................    1,155         235       201        (52)       1,539
                                            -------    --------   -------    -------     --------
     Income (loss) from continuing
       operations before income taxes.....      977       4,121     1,350      1,313        7,761
Provision for income taxes................      432       1,409       599      7,620       10,060
                                            -------    --------   -------    -------     --------
     Income/(loss) from continuing
       operations.........................      545       2,712       751     (6,307)      (2,299)
DISCONTINUED OPERATIONS:
  Income (loss) from operations...........     (702)    (10,547)   (1,681)    (1,647)     (14,577)
  Gain (loss) on disposal.................       --          --    (1,342)       659         (683)
                                            -------    --------   -------    -------     --------
     Net income/(loss)....................  $  (157)   $ (7,835)  $(2,272)   $(7,295)    $(17,559)
                                            =======    ========   =======    =======     ========
DEPRECIATION AND AMORTIZATION FROM
  CONTINUING OPERATIONS:
  Animal Health & Nutrition...............  $ 1,892    $  1,920   $ 1,890    $ 1,988     $  7,690
  Industrial Chemicals -- ex PMC..........      587         699       498        164        1,948
  Industrial Chemicals -- PMC.............      232         239       240        245          956
  Distribution............................        3           3         2          4           12
  All Other...............................       87          90        94         93          364
  Corporate Expenses......................      355         395       405        399        1,554
                                            -------    --------   -------    -------     --------
     Total depreciation and
       amortization.......................  $ 3,156    $  3,346   $ 3,129    $ 2,893     $ 12,524
                                            =======    ========   =======    =======     ========

                                                         QUARTERS ENDED
                                            -----------------------------------------   YEAR ENDED
                                            SEP. 30,   DEC. 31,   MAR. 31,   JUN. 30,    JUN. 30,
                                              2001       2001       2002       2002        2002
                                            --------   --------   --------   --------   ----------
NET SALES:
  Animal Health & Nutrition...............  $57,943    $63,156    $59,378    $ 59,125    $239,602
  Industrial Chemicals -- ex PMC..........    6,591      6,253      7,258       9,301      29,403
  Industrial Chemicals -- PMC.............    5,062      5,218      5,418       5,753      21,451
  Distribution............................    7,590      6,640      6,753       6,869      27,852
  All Other...............................    2,377      2,448      2,595       2,948      10,368
                                            -------    -------    -------    --------    --------
     Total net sales......................   79,563     83,715     81,402      83,996     328,676
Cost of goods sold........................   59,592     60,128     60,885      66,806     247,411
                                            -------    -------    -------    --------    --------
     Gross profit.........................   19,971     23,587     20,517      17,190      81,265
Selling, general and administrative
  expenses................................   16,431     17,614     17,577      19,014      70,636
OPERATING INCOME (LOSS):
  Animal Health & Nutrition...............    7,365     10,259      6,246       4,428      28,298
  Industrial Chemicals -- ex PMC..........   (2,759)    (2,160)    (1,175)     (4,870)    (10,964)
  Industrial Chemicals -- PMC.............      821        588      1,058       1,173       3,640
  Distribution............................      612        544        496         693       2,345
  All Other...............................      214        367        108         475       1,164
  Corporate Expenses......................   (2,204)    (2,708)    (2,733)     (3,746)    (11,391)
  Eliminations............................       53       (354)      (498)        586        (213)
  Palladium management fee................     (562)      (563)      (562)       (563)     (2,250)
                                            -------    -------    -------    --------    --------
     Total operating income (loss)........    3,540      5,973      2,940      (1,824)     10,629
OTHER:
  Interest expense........................    4,596      4,660      4,590       4,224      18,070
  Interest (income).......................      (65)      (231)        (6)        (44)       (346)
  Other expense, net......................    1,263        753        368         965       3,349
                                            -------    -------    -------    --------    --------
     Income (loss) from continuing
       operations before income taxes.....   (2,254)       791     (2,012)     (6,969)    (10,444)
Provision for income taxes................     (197)     1,203      1,264      12,497      14,767
                                            -------    -------    -------    --------    --------
     Income/(loss) from continuing
       operations.........................   (2,057)      (412)    (3,276)    (19,466)    (25,211)
DISCONTINUED OPERATIONS:
  Income (loss) from operations...........     (308)    (1,287)    (5,796)    (19,168)    (26,559)
  Gain (loss) on disposal.................       --         --         --          --          --
                                            -------    -------    -------    --------    --------
     Net income/(loss)....................  $(2,365)   $(1,699)   $(9,072)   $(38,634)   $(51,770)
                                            =======    =======    =======    ========    ========
DEPRECIATION AND AMORTIZATION FROM
  CONTINUING OPERATIONS:
  Animal Health & Nutrition...............  $ 1,810    $ 1,589    $ 1,996    $  2,043    $  7,438
  Industrial Chemicals -- ex PMC..........      633        579        609         748       2,569
  Industrial Chemicals -- PMC.............      242        240        242         242         966
  Distribution............................        7         (1)         3           3          12
  All Other...............................       81         78         80          82         321
  Corporate Expenses......................      264        268        263         254       1,049
                                            -------    -------    -------    --------    --------
     Total depreciation and
       amortization.......................  $ 3,037    $ 2,753    $ 3,193    $  3,372    $ 12,355
                                            =======    =======    =======    ========    ========

CRITICAL ACCOUNTING POLICIES

     Critical accounting policies are those that require application of management's most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods.

     The Company's significant accounting policies are described in Note 2 to the Consolidated Financial Statements. Not all of these significant accounting policies require management to make difficult, subjective or complex judgments or estimates. However, management of the Company is required to make certain estimates and assumptions during the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. These estimates and assumptions impact the reported amount of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements. Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the period they are determined to be necessary. Actual results could differ from those estimates. Following are some of the Company's critical accounting policies impacted by judgments, assumptions and estimates.

     Revenue Recognition

     Revenues are recognized when title to products and risk of loss are transferred to customers. Additional conditions for recognition of revenue are that collection of sales proceeds is reasonably assured and the Company has no further performance obligations. Net sales are comprised of total sales billed, less reductions for returned goods, trade discounts and customer allowances.

     Litigation

     The Company is subject to legal proceedings and claims arising out of the normal course of business. The Company routinely assesses the likelihood of any adverse judgments or outcomes to these matters as well as ranges of probable losses. A determination of the amount of the reserves required for these contingencies is based on an analysis of the various issues, historical experience, other third party judgments and outside specialists, where required. The required reserves may change in the future due to new developments in each matter. For further discussion, see Note 15 to the Consolidated Financial Statements.

     Environmental Matters

     The Company determines the costs of environmental remediation of its facilities and formerly owned properties on the basis of current law and existing technologies. Uncertainties exist in these evaluations primarily due to unknown conditions, changing governmental regulations and legal standards regarding liability, and evolving technologies. The liabilities are adjusted periodically as remediation efforts progress or as additional information becomes available. The Company has recorded liabilities of $2.9 million at September 30, 2004 for such activities.

     Long Lived Assets

     Long-lived assets, including plant and equipment, and other intangible assets are reviewed for impairment when events or circumstances indicate that a diminution in value may have occurred, based on a comparison of undiscounted future cash flows to the carrying amount of the long-lived asset. If the carrying amount exceeds undiscounted future cash flows, an impairment charge is recorded based on the difference between the carrying amount of the asset and its fair value.

     The assessment of potential impairment for a particular asset or set of assets requires certain judgments and estimates by the Company, including the determination of an event indicating impairment; the future cash flows to be generated by the asset, including the estimated life of the asset and likelihood of alternative courses of action; the risk associated with those cash flows; and the Company's cost of capital or discount rate to be utilized.

     Useful Lives of Long-Lived Assets

     Useful lives of long-lived assets, including plant and equipment and other intangible assets are based on management's estimates of the periods that the assets will be productively utilized in the revenue-generation process. Factors that affect the determination of lives include prior experience with similar assets and product life expectations and management's estimate of the period that the assets will generate revenue.

     Inventories

     Inventories are valued at the lower of cost or market. Cost is determined on a first-in, first-out (FIFO) and average methods for most inventories. The determination of market value to compare to cost involves assessment of numerous factors, including costs to dispose of inventory and estimated selling prices. Reserves are recorded for inventory determined to be damaged, obsolete, or otherwise unsaleable.

     Income Taxes

     Deferred tax assets and liabilities are determined using enacted tax rates for the effects of net operating losses and temporary differences between the book and tax bases of assets and liabilities. The Company records a valuation allowance on deferred tax assets when appropriate to reflect the expected future tax benefits to be realized. In determining the appropriate valuation allowance, certain judgments are made relating to recoverability of deferred tax assets, use of tax loss carryforwards, level of expected future taxable income and available tax planning strategies. These judgments are routinely reviewed by management. For further discussion, see Note 14 to the Consolidated Financial Statements.

NEW ACCOUNTING PRONOUNCEMENTS

     There were no new accounting policies issued during the quarter ended September 30, 2004 which would result in a material impact on the Company's financial statements.

EFFECT OF INFLATION; FOREIGN CURRENCY EXCHANGE RATES

     Inflation generally affects the Company by increasing the cost of labor, equipment and raw materials. The Company does not believe that inflation has had any material effect on the Company's business over the last two years.

     The Company's substantial foreign operations expose it to risk of exchange rate fluctuations. Financial position and results of operations of the Company's international subsidiaries generally are measured using local currencies as the functional currency. Assets and liabilities of these operations are translated at the exchange rates in effect at each fiscal year end. The translation adjustments related to assets and liabilities that arise from the use of differing exchange rates from period to period are included in accumulated other comprehensive loss in shareholders' equity. Income statement accounts are translated at the average rates of exchange prevailing during the year.

     A business unit of Koffolk and all of Planalquimica operate primarily in U.S. dollars. The U.S. dollar is designated as the functional currency for these businesses and translation gains and losses are included in determining net income or loss.

     Foreign currency transaction gains and losses primarily arise from short-term intercompany balances. Net foreign currency transaction and translation (gains) losses were ($116), $789 and $3,385 for fiscal 2004, 2003 and 2002, respectively, and were included in other expense, net in the consolidated statements of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     In the normal course of operations, the Company is exposed to market risks arising from adverse changes in interest rates, foreign currency exchange rates, inflation and commodity prices. As a result, future earnings, cash flows and fair values of assets and liabilities are subject to uncertainty. The Company uses, from time to time, foreign currency forward contracts as a means of hedging exposure to foreign currency risks. The Company also utilizes, on a limited basis, certain commodity derivatives, primarily on copper used in its manufacturing processes, to hedge the cost of its anticipated purchase requirements. The Company does not utilize derivative instruments for trading purposes. The Company does not hedge its exposure to market risks in a manner that completely eliminates the effects of changing market conditions on earnings, cash flows and fair values. The Company monitors the financial stability and credit standing of its major counterparties.

     Interest Rate Risk

     The Company uses sensitivity analysis to assess the market risk of its debt-related financial instruments and derivatives. Market risk is defined for these purposes as the potential change in the fair value resulting from an adverse movement in interest rates.

     The Company's debt portfolio is comprised of fixed rate and variable rate debt of approximately $170.2 million as of September 30, 2004. Approximately 10% of the debt is variable and would be interest rate sensitive. For further details, see Note 9, to the Consolidated Financial Statements of the Company appearing elsewhere herein.

     For the purposes of the sensitivity analysis, an immediate 10% change in interest rates would not have a material impact on the Company's cash flows and earnings over a one year period.

     As of June 30, 2004, the fair value of the Company's senior secured and subordinated notes are estimated based on quoted market rates at $158 million and the related carrying amount is $153 million.

    Foreign Currency Exchange Rate Risk

     A significant portion of the financial results of the Company is derived from activities conducted outside the U.S. and denominated in currencies other than the U.S. dollar. Because the financial results of the Company are reported in U.S. dollars, they are affected by changes in the value of the various foreign currencies in relation to the U.S. dollar. Exchange rate risks are reduced, however, by the diversity of the Company's foreign operations and the fact that international activities are not concentrated in any single non-U.S. currency. Short-term exposures to changing foreign currency exchange rates are primarily due to operating cash flows denominated in foreign currencies. From time to time, the Company may cover known and anticipated operating exposures by using purchased foreign currency exchange option and forward contracts. The primary currencies for which the Company has foreign currency exchange rate exposure are the Euro, the Brazilian Real, and Japanese yen.

     The Company uses sensitivity analysis to assess the market risk associated with its foreign currency transactions. Market risk is defined for these purposes as the potential change in fair value resulting from an adverse movement in foreign currency exchange rates. The fair value associated with the foreign currency contracts has been estimated by valuing the net position of the contracts using the applicable spot rates and forward rates as of the reporting date. Based on the limited amount of foreign currency contracts at September 30, 2004, the Company does not believe that an instantaneous 10% adverse movement in foreign currency rates from their levels at September 30, 2004, with all other variables held constant, would have a material effect on the Company's results of operations, financial position or cash flows.

    Commodity Price Risk

     The Company purchases certain raw materials, such as copper, under short-term supply contracts. The purchase prices thereunder are generally determined based on prevailing market conditions. The Company uses commodity derivative instruments to modify some of the commodity price risks. Assuming a 10% change in the underlying commodity price, the potential change in the fair value of commodity derivative contracts held at September 30, 2004 would not be material when compared to the Company's operating results and financial position.

     The foregoing market risk discussion and the estimated amounts presented are Forward-Looking Statements that assume certain market conditions. Actual results in the future may differ materially from these projected results due to developments in relevant financial markets and commodity markets. The methods used above to assess risk should not be considered projections of expected future events or results.

                                    BUSINESS

OVERVIEW

     We are a leading diversified global manufacturer and marketer of a broad range of animal health and nutrition products, specifically medicated feed additives (MFAs) and nutritional feed additives (NFAs), which we sell throughout the world predominantly to the poultry, swine and cattle markets. MFAs are used preventively and therapeutically in animal feed to produce healthy livestock. We believe we are the third largest manufacturer and marketer of MFAs in the world, and we believe that certain of our MFA products have leading positions in the marketplace. We are also a specialty chemicals manufacturer and marketer, serving primarily the United States pressure-treated wood and chemical industries. We have several proprietary products, and many of our products provide critical performance attributes to our customers' products, while representing a relatively small percentage of total end-product cost. We operate in over 16 countries around the world and sell our animal health and nutrition products and specialty chemicals products into over 40 countries. Approximately 76% of our fiscal 2004 net sales were from our Animal Health and Nutrition business, and approximately 24% of our fiscal 2004 net sales were from our Specialty Chemicals business.

     Our Animal Health and Nutrition segment manufactures and markets more than 500 formulations and concentrations of medicated and nutritional feed additives, including antibiotics, antibacterials, anticoccidials, anthelmintics, trace minerals, vitamins, vitamin premixes and other animal health and nutrition products, to the livestock and pet food industries. Our MFA products are internationally recognized for quality and efficacy in the prevention and treatment of diseases in livestock, such as coccidiosis in poultry, dysentery in swine and acidosis in cattle. We market our Animal Health and Nutrition products under approximately 450 governmental product registrations, approving our MFA products with respect to animal drug safety and effectiveness.

     Our Specialty Chemicals business manufactures and markets a number of specialty chemicals for use in the pressure-treated wood, chemical catalyst, semiconductor, automotive, aerospace and agricultural industries. We anticipate that our proprietary manufacturing process to produce a copper-based solution for one of the leading new products for manufacturing pressure-treated wood will represent our largest growth opportunity in our Specialty Chemicals business. Over 39% of our fiscal 2004 net sales in our Specialty Chemicals business was derived from copper-based compounds, solutions or mixes.

     We have in recent years focused our business on animal health and nutrition products. As a result of the rapid decline of the printed circuit board industry in the United States, we have substantially exited that business, including our etchant recycling operations, and re-directed our productive capacity in niche markets. We have also sold other non-strategic businesses, such as our Agtrol copper fungicide business and our subsidiaries, Mineral Resource Technologies, Inc. ("MRT") and The Prince Manufacturing Company ("PMC"). In addition, we closed our operations in Odda, Norway ("Odda") and Bordeaux, France ("La Cornubia").

     In August 2003, the Company completed the sale of MRT for net proceeds after transaction costs of approximately $13.8 million. MRT managed and sold coal combustion by-products, including fly ash.

     Effective December 26, 2003, the Company completed the divestiture of substantially all of the business and assets of PMC to a company formed by Palladium Equity Partners II, LP and certain of its affiliates (the "Palladium Investors"), and the related reduction of the Company's preferred stock held by the Palladium Investors. PMC manufactured and marketed various mineral oxides, including iron compounds and manganese compounds (see Note 4 to Consolidated Financial Statements) (the "Prince Transactions"). Unless otherwise indicated, the information in this offering circular does not include PMC.

     On June 30, 2004, one of the Company's French subsidiaries, La Cornubia SA, filed for bankruptcy under the insolvency laws of France. The Company believes that as a result of the bankruptcy filing by La Cornubia, it is possible that LC Holding S.A. ("LC Holding"), La Cornubia's parent, a holding company with no assets except for its investment in La Cornubia, may also file for bankruptcy in France.

BUSINESS STRENGTHS

     Top Three MFA Provider in the World. We believe we are the world's third largest manufacturer and marketer of medicated feed additives in the poultry and swine markets. We manufacture and market over 200 MFA formulations and concentrations. We believe our MFAs rank first in sales in Brazil, and third in the United States. Our Animal Health and Nutrition business serves our customers in over 40 countries from 21 facilities. Many of our MFA products have been marketed for over 20 years.

     Significant Barriers to Entry. Medicated feed additives cannot be manufactured or marketed without governmental product registrations that are specific to each country -- the Food and Drug Administration ("FDA") for example, in the United States, Health Canada in Canada, and EFSA/EMEA authorities in Europe. Before a product registration is granted, the applicant must show the regulatory authority that the product and its proposed use are both effective and safe for the specified species and application. Obtaining an MFA product registration is comparable in cost and difficulty with obtaining approval for drugs used to treat humans. In addition to approval of formulation and labeling, regulatory authorities typically require approval and periodic inspection of the manufacturing facilities. Because of the costs and difficulties associated with obtaining MFA product registrations, there have been few new medicated feed additives developed and marketed over the last decade. The only two new MFA compounds approved for use in the last 10 years were semduramicin, one of our products, and ractopamine. Because of the inherent difficulties and high costs of obtaining major product registrations and their absolute necessity to operate in this business, our existing broad portfolio of product registrations provides us strength in the marketplace.

     Strong Brand Name Recognition of Our Medicated Feed Additives. We enjoy strong brand name recognition with our medicated feed additives for the prevention and control of diseases in poultry, swine and cattle. In particular, virginiamycin, an antibiotic marketed under the Stafac(R), Eskalin(R) and V-Max(R) brand names, is a popular and efficacious choice of medicated feed additive in the poultry, swine and cattle industry. Semduramicin, sold under the brand name Aviax(R), and salinomycin, sold under the brand name Coxistac(R), are also leading poultry anticoccidials. In fiscal 2004, branded MFAs accounted for approximately 50% of our total Animal Health and Nutrition sales.

     Established Global Network and Customer Base. From our 23 facilities in 16 countries, we manufacture and market our products, which are sold through multiple distribution channels to over 2,800 customers in a wide variety of end use markets. We sell our products through an established global sales, marketing and distribution network to customers in over 40 countries. In fiscal 2004, no single customer accounted for more than 5% of total revenues and our top 10 customers accounted for less than 22% of total revenues.

     Extensive Technical Support for Customers. We employ over 60 chemists, technicians, PhDs and veterinarians (DVMs) at our various facilities involved in providing technical services to customers. Our technical service group and sales personnel are able to work directly with commercial feed manufacturers and integrated poultry, swine and cattle producers to promote animal health. We are able to offer our customers products targeted to local markets, allowing us to serve those local markets more effectively. Our MFA field personnel are skilled in the area of product differentiation and have extensive applications knowledge so as to be able to work closely with customers in determining optimum benefits from usage of our products. As agricultural food production will continue to intensify and will adopt evolving technologies, our MFA personnel are constantly working with customers to better understand their needs in order to best utilize the products existing within our MFA portfolio. This commercial knowledge also plays a pivotal role within the R&D function to ensure that research results are applicable to customer needs and concerns.

     Manufacturing Expertise. Our manufacturing expertise and know-how in antibiotic manufacturing process and organic synthesis has given us unique positions in the marketplace. We believe that we are the only manufacturer of virginiamycin and semduramicin in the world. Our blending, compounding and formulation expertise is recognized by our customers in the animal health and nutrition market. In addition, in our Specialty Chemicals business, based on our more than 50 years of expertise in the metal chemical area, we have become a leading supplier of the new copper-containing compound to the pressure-treated wood industry. We also believe we hold leading positions in agricultural and other industrial applications for copper-containing compounds.

     Proven Management Team. We have assembled a strong and experienced management team at both the corporate and operating levels. Our top operating managers have an average of over 30 years of experience in the animal health and nutrition and specialty chemicals industries. With our expanded management team, we have added significant operational and international experience to our businesses. Our founding family owns 100% of our common stock.

BUSINESS STRATEGY

     Expand Applications for Animal Health and Nutrition Product Offerings to Our Primary Markets. We seek to increase our product lines through expanding the scope of our animal health and nutrition product registrations, through both extending the use claims and formulations and the geographic areas of such registrations. We are actively working with the FDA and other regulators to obtain additional registrations and cross-clearances so that our MFA products can continue to be used in situations where another MFA is also in use. In the United States, we obtained from the FDA a zero-day withdrawal registration for the use of our oxytetracycline product in cattle and recently obtained a cross clearance for Mecadox(R) and Terramycin(R) in swine. We have obtained approval for Aviax(R) in the EU, and are pursuing a modification of our Aviax(R) registration in the United States allowing for site change of the active ingredient. We believe that our receipt of FDA approval of Aviax(R), together with our EU approval of Aviax(R) and our other registration efforts, has the potential to increase our sales over the next two to three years. By leveraging our global reach and our position as the only leading animal health company dedicated to MFAs and NFAs, we are natural partners for small players in the industry, who approach us to help them license or distribute new products they have developed, because we do not compete with their other products.

     Expand Our Customer Base. We intend to expand and strengthen our customer base by (i) focusing on relationships with key accounts, (ii) continuing to incentive our sales force to concentrate on fast-growing, high-margin areas within existing product groups, and (iii) incent growth opportunities for our existing products in new markets. As certain of our MFA products are used in rotation by our customers, we seek to supply all or substantially all of the various MFA products which our customers may want to use. Our MFA business has historically been strongest in the poultry market, and we are seeking to develop it further in the swine and cattle markets. We expect to continue to enhance our sales force in the swine market, and believe that there are further growth opportunities from doing so. In addition, we believe the under-penetrated Chinese and Latin American markets offer growth opportunities. In China, we are seeking to partner with local distributors, to leverage our existing local sales force.

OUR ANIMAL HEALTH AND NUTRITION BUSINESS -- MEDICATED FEED ADDITIVES

     We manufacture and market a broad range of medicated feed additive products to the global livestock industry, either directly to large integrated producers or through a network of independent distributors. Feed additives provide both therapeutic benefits and increased conversion efficiency -- key drivers of profitability for livestock producers.

     Our MFA products can be grouped into five principal categories: antibiotics, antibacterials, anticoccidials, anthelmintics and other medicated feed additives. In fiscal 2004, antibiotics and antibacterials generated sales for us of approximately $79 million, anticoccidials generated sales for us of approximately $44 million, and anthelmintics and other medicated feed additives generated sales for us of approximately $9 million.

     Our core MFA products are listed in the table below:

BRAND                        ACTIVE/ANTIGEN     MARKET ENTRY   COMMENT
-----                        --------------     ------------   -------
Terramycin(R)/Neo-           oxytetracycline,       1951       Antibiotic with multiple
  Terramycin(R)/Neo-TM(R)    neomycin/OTC                      applications for a wide
                                                               number of species
CLTC(R)                      chlortetracycline      1954       Antibiotic with multiple
                                                               applications for a wide
                                                               number of species
Nicarb(R)                    nicarbazin             1955       Anticoccidial for poultry
Amprol(R)                    amprolium              1960       Anticoccidial for poultry
                                                               and cattle
Bloatguard(R)                poloxalene             1966       Anti-bloat treatment for
                                                               cattle
Banminth(R)                  pyrantel tartrate      1969       Anthelmintic for livestock
Mecadox(R)                   carbadox               1971       Antibacterial used in swine
                                                               feeds to control
                                                               salmonellosis and dysentery
Stafac(R)/Eskalin(R)/V-Max(R) virginiamycin         1972       Antibiotic used to prevent
                                                               and control diseases in
                                                               poultry, swine and cattle
Coxistac(R)/Posistac(R)      salinomycin            1979       Anticoccidial for poultry;
                                                               disease preventative in
                                                               swine
Rumatel(R)                   morantel tartrate      1981       Anthelmintic for livestock
Cerditac(R)/Cerdimix(R)      oxibendazole           1982       Anthelmintic for livestock
Aviax(R)                     semduramicin           1995       Anticoccidial for poultry

  ANTIBIOTICS

     Antibiotics are natural products produced by fermentation and are used to treat or to prevent diseases, thereby promoting more efficient growth. Several factors contribute to limit the efficiency, the weight gain and feed conversions of livestock production, including poor nutrition, environmental and management problems, heat stress and subclinical disease.

     Virginiamycin. Virginiamycin is an antibiotic marketed under our brand names Stafac(R) for treating swine, cattle, broilers and turkeys, Eskalin(R) for dairy cows and V-Max(R) for feed lot cattle. We formulate virginiamycin to improve health in poultry, swine and cattle and prevent necrotic enteritis in poultry, dysentery in swine and liver abscesses in cattle. The product is sold to large poultry and swine producers and feed companies in North America, Latin America and Asia.

     First discovered in Belgium in 1954, virginiamycin is an antibiotic produced from the streptomyces virginiae fungus. Virginiamycin has been successful due to a number of strong product features. For example, no withdrawal period is required since it is virtually unabsorbed from the digestive tract. It is excreted in very low concentrations and rapidly degraded. It alleviates some of the production limiting effects of certain diseases of livestock and poultry. To date, no generic competition has been introduced due to our proprietary virginiamycin manufacturing technology.

     Terramycin and Neo-Terramycin. Terramycin(R) and Neo-Terramycin(R), which are derived from the active ingredient oxytetracycline, are effective against a range of diseases including:

     - fowl cholera in chickens,

     - airsacculitis in turkeys,

     - pneumonia and enteritis in swine, and

     - pneumonia, enteritis and liver abscesses in cattle.

     We sell Terramycin(R) and Neo-Terramycin(R) feed additive products in various concentrations. Terramycin(R) is approved for use for poultry, swine, cattle and sheep. Neo-Terramycin(R) combines the active ingredients oxytetracycline and neomycin to prevent and treat a wide range of diseases caused by Gram-positive and Gram-negative organisms, including bacterial enteritis in chickens and turkeys, baby pig diarrhea in swine and calf diarrhea. These terramycin products are sold mostly in the United States to livestock producers, feed companies and distributors. Limited quantities are sold in selected countries in Latin America and Asia.

  ANTIBACTERIALS

     Antibacterials are produced through chemistry and are used to treat and prevent diseases.

     Carbadox. We market carbadox under the brand name Mecadox(R). Carbadox is an antibacterial compound recommended for use in swine feeds to promote and to control swine salmonellosis and swine dysentery. In swine production, the primary objective of producers is the rapid and efficient development of swine at minimal cost. Since 1970, Mecadox(R) has been a leader in reducing livestock production costs through meaningful performance enhancement. Mecadox(R) is a leading product for starter/grower swine in the United States. In addition to its antimicrobial properties, it also improves nitrogen retention and increases the efficiency of amino acid metabolism, two critical factors in the development of young swine. Mecadox(R) is chemically unrelated to any other antibacterial that is used in animals or humans. Mecadox(R) is sold primarily in North America to feed companies and large integrated swine producers.

  ANTICOCCIDIALS

     Anticoccidials are produced through fermentation and chemistry, and are primarily used to prevent and control the disease coccidiosis in poultry and in cattle. Coccidiosis is a disease of the digestive tract that is of great concern to animal producers. Caused by the protozoan parasite Eimeria spp., coccidiosis is one of the most destructive diseases facing the world's poultry producers. Common effects of this disease (such as weight loss, wet droppings, poor feed utilization and higher mortality rates) rapidly affect an entire flock of poultry, resulting in annual losses of hundreds of millions of dollars for the poultry industry.

     Modern, large scale poultry production is based on intensive animal management practices. This type of animal production requires routine preventive medications in order to prevent health problems. Coccidiosis is one of the critical disease challenges which poultry producers face globally. We sell our anticoccidials globally, primarily to integrated poultry producers and feed companies in North America, the Middle East, Latin America and Asia, and to international animal health companies.

     Nicarbazin and Amprolium. We produce nicarbazin and amprolium for distribution to the world-wide poultry industry through major multinational life science and veterinary companies. Nicarbazin is a broad-spectrum anticoccidial which works by interfering with mitochondrial metabolism. It is classified as an oxidative phosphorylation uncoupler and is used for coccidiosis prevention in broiler chickens.

     We believe that we are the largest volume world-wide producer of amprolium, and the largest volume world-wide producer of nicarbazin. We are also the sole Latin American producer of nicarbazin. Nicarbazin and amprolium, along with salinomycin and semduramicin, are among the most effective medications for the prevention of coccidiosis in chickens when used in rotation with other anticoccidials. In the United States, we market nicarbazin under the trademark Nicarb(R).

     Other Anticoccidials. From a class of compounds known as ionophores, we developed Aviax(R) and Coxistac(R) to combat coccidiosis. These two products have demonstrated increased feed efficiency and the ability to suppress coccidial lesions, with minimal side-effects. Through a third product, Posistac(R), we have extended the application of the active ingredient in Coxistac(R) to swine.

     Aviax(R) contains the ionophore semduramicin which provides protection for poultry against all major coccidial parasites. The product can be incorporated into virtually any type of feed, and provided to broilers of any production stage. We have received regulatory approval to sell Aviax(R) in the EU and have applied in the United States for the sale of Aviax(R) in mycelial dosage form. This dosage form is significantly more cost-effective and may improve profitability.

     Coxistac(R) contains the ionophore salinomycin. The product acts early in the coccidial life cycle by killing sporozoites, trophozoites and early developing schizonts before poultry can be severely damaged. Coxistac(R) has proven to be effective and safe with minimal resistance development evident in commercial studies. The recommended dosage provides a high level of protection against coccidiosis even through temporary periods of low feed intake caused by disease or adverse climatic conditions. No withdrawal period is required for poultry before slaughter. Coxistac(R) is a leading anticoccidial in Asia, Latin America, the Middle East and Canada.

     Posistac(R) contains salinomycin which acts as a productivity enhancer for grower/finisher swine. The compound increases the utilization and digestion of feed ingredients by mature swine thereby allowing swine to reach market weight earlier and at less cost than swine fed conventional feed additives. Posistac(R) can be used up to the slaughter phase without the need for withdrawal.

  ANTHELMINTICS

     Anthelmintics protect against internal parasites. Our anthelmintic products are marketed under the Rumatel(R) and Banminth(R) brand names.

     Rumatel(R). Rumatel(R) is a potent broad-spectrum anthelmintic that effectively eliminates the major internal nematode parasites in cattle. Unlike other single-dose dewormers, Rumatel(R) may be administered to lactating dairy cattle with no milk withdrawal. Dairy cattle may be treated with Rumatel(R) at any time during their production cycle, whether dry, pregnant or lactating.

     Banminth(R). Banminth(R) is an anthelmintic compound, a member of the class of synthetic compounds called tetra-hydropyrimidines. Banminth(R) has a mode of action that works effectively in protecting swine against the two major internal parasites, large roundworms (Ascaris suum) and nodular worms (Oesophagostomum spp.). Banminth(R) kills adult parasites and prevents roundworm larval migration, preventing damage to the liver and lungs of swine. When used continuously in feeds, Banminth(R) prevents re-infection of swine raised on dirt.

  OTHER MEDICATED FEED ADDITIVES

     Our other medicated feed additives include a range of products sold under the Bloat Guard(R) brand name. Bloat Guard(R) controls legume or wheat pasture bloat in cattle. The products control bloat for at least 12 hours after a single dose with no adverse effect on reproduction, rumen function or milk production.

     We manufacture bulk active ingredients for our MFA products primarily in four modern facilities located in:

     - Guarulhos, Brazil (salinomycin and semduramicin),

     - Rixensart, Belgium (virginiamycin and semduramicin), which facility is to be sold (see "Offering Circular Summary -- Sale of the Belgium Plant and Related Consent Solicitation"),

     - Ramat Hovav, Israel (nicarbazin and amprolium), and

     - Braganca Paulista, Brazil (nicarbazin).

     Active ingredients are further processed in our facilities and in contract premix facilities located in each major region of the world.

     We have established sales and technical offices for our MFA products in 14 countries including: the United States, Canada, Mexico, Venezuela, Brazil, Argentina, Costa Rica, Australia, China, Thailand, Malaysia, South Africa, Belgium and Israel. The business is not dependent on any one customer.

     The use of MFAs is controlled by regulatory authorities that are specific to each country (e.g., the Food and Drug Administration ("FDA") in the United States, Health Canada in Canada, EFSA/EMEA authorities in Europe, etc.), responsible for the safety and wholesomeness of the human food supply, including feed additives for animals from which human foods are derived. Each product is registered separately in each country where it is sold. The appropriate registration files pertaining to such regulations and approvals are continuously monitored, maintained and updated by us. In certain countries where we are working with a third party distributor, local regulatory requirements may require registration in the name of such distributor.

ANIMAL HEALTH AND NUTRITION -- NUTRITIONAL FEED ADDITIVES

     We manufacture and market trace minerals, trace mineral premixes, vitamins and other nutritional ingredients to the livestock feed and pet food industries, predominantly in the United States and Israel. These products generally fortify, enhance or make more nutritious or palatable the livestock feeds and pet foods with which they are mixed. The majority of the other ingredients that we sell are nutrients that are used as supplements for animal feed. We serve customers in major feed segments, including swine, dairy, poultry and beef. We customize trace mineral premixes at our blending facilities in Marion, Iowa, Bremen, Indiana and Petach Tikva, Israel, and market a diverse line of other trace minerals and macro-minerals. Our major customers for these products are medium-to-large feed companies, co-ops, blenders, integrated poultry operations and pet food companies. We sell other ingredients, such as buffers, yeast, palatants, vitamin K and amino acids, including lysine, tryptophan and threonine. We also market copper sulfate as an animal feed supplement.

OUR SPECIALTY CHEMICALS BUSINESS

     We manufacture and market a number of specialty chemicals for use in the wood treatment, chemical catalyst, semiconductor, automotive, aerospace and agricultural industries. Our manufacturing customers incorporate our specialty chemicals products into their finished products in various industrial markets. We seek to take advantage of opportunistic niche markets where we believe that our expertise and capabilities can be leveraged.

  Copper Wood Treatment Products

     For many years, we were a major supplier of an important ingredient (copper oxide) used in the manufacture of CCA (chromated-copper-arsenic) wood treating solutions for the pressure-treated wood industry. Pursuant to a United States Environmental Protection Agency ("EPA") ruling, since December 31, 2003, all pressure-treated wood for the residential and recreational markets can no longer be treated using the standard chromated-copper-arsenic (CCA) solution. A leading replacement solution for CCA pressure-treated wood is a copper carbonate compound. We currently estimate that the total potential size of this copper solution to the pressure-treated wood market is approximately $120 million annually. We have already signed a multi-year, take-or-pay contract with a major chemicals supplier to the pressure-treated wood industry to provide it with this new product, which we estimate will increase our sales by approximately $30 million over the life of the contract, based on existing forecasts. A patent with respect to the manufacturing process of our solution, and the claims in our patent application was granted and issued on November 11, 2003. We believe that our manufacturing process allows us to operate in this market with a lower cost of capital and higher factory through-put than our competition. To take advantage of this potential new market, we have constructed and are operating commercial production facilities in Sumter, South Carolina and in Joliet, Illinois. In addition, we have filed a provisional patent for a new, large molecule pressure-treated wood copper compound product. We believe that this new product may be the next generation in copper-based wood treatment products, with the potential to substantially increase the duration of protection for treated wood.

  Other Copper Products

     We manufacture on a contract basis copper compounds for use primarily in agricultural fungicides from our Sumter, South Carolina facility. This contract was part of the sale by us of our Agtrol business to Nufarm, Inc. in the fourth quarter of fiscal 2001. Utilizing our over fifty-year history in producing copper chemicals, we supply various metal-based chemicals to the catalyst and electronics industries. We also manufacture copper compounds for a broad variety of industrial customers.

  Other Specialty Chemicals Products

     We market and distribute fine and specialty chemicals to manufacturers of health and personal care products and chemical coating products to customers in the automotive, metal finishing and chemical intermediate markets. Among our products for such applications are sodium fluoride and stannous fluoride, DL Panthenol and selenium disulfide. Sodium fluoride is the active anti-cavity ingredient in fluoride toothpaste, powders and mouthwashes. Selenium disulfide is used as a dandricide in shampoo and hair care preparations.

  Sales, Marketing and Distribution

     We have approximately 2,800 customers. Sales to our top ten customers represented approximately 22% of our fiscal 2004 net sales and no single customer represented more than 5% of our fiscal 2004 net sales.

     Our world-wide sales and marketing network consists of approximately 118 employees, 5 independent agents and 125 distributors who specialize in particular markets.

     Our products are often critical to the performance of our customers' products, while representing a relatively small percentage of the total end-product cost. We believe the three key factors to marketing our products successfully are high quality products, a highly trained and technical sales force, and customer service.

     Most of our plants have chemists and technicians on staff involved in product development, quality assurance, quality control and also providing technical services to customers. Technical assurance is an important aspect of our overall sales effort. We field Animal Health and Nutrition technical service people throughout the world, with capabilities to interface with all key customers on a marketing, sales training and technical (product) basis, and who work directly with commercial feed manufacturers and integrated poultry, swine and cattle producers to promote animal health. Our MFA and NFA field personnel are skilled in the area of product differentiation and have extensive application knowledge so as to work closely with customers in determining optimum benefits from product usage. As agricultural food production will continue to intensify and will adopt evolving technologies, our MFA and NFA personnel are constantly working with customers to better understand their needs in order to best utilize the products existing within our portfolio. This commercial knowledge also plays a pivotal role within the research and development function to ensure that research results are applicable to customer needs and concerns.

PRODUCT REGISTRATIONS, PATENTS AND TRADEMARKS

     We own certain product registrations, patents, tradenames and trademarks, and use know-how, trade secrets, formulae and manufacturing techniques which assist in maintaining the competitive positions of certain of our products. Product registrations are required to manufacture and sell medicated feed additives. Formulae and know-how are of particular importance in the manufacture of a number of the products sold in our specialty chemicals business. We believe that no single patent or trademark is of material importance to our business and, accordingly, that the expiration or termination thereof would not materially affect our business. See "Government Regulation."

PROPERTIES

     We maintain our principal executive offices and a sales office in 23,500 square feet of leased space in Fort Lee, New Jersey. In December 2004 we will relocate these offices, and the administrative offices in Fairfield, New Jersey, to 34,000 square feet of leased space in Ridgefield Park, New Jersey. We operate company-owned manufacturing facilities and utilize third party toll manufacturers. The chart below sets forth the locations and sizes of the principal manufacturing and other facilities operated by us and uses of such facilities, all of which are owned, except as noted.

                                   APPROXIMATE
LOCATION                          SQUARE FOOTAGE                          USES
--------                          --------------                          ----
                                     ANIMAL HEALTH AND NUTRITION
Bangkok, Thailand(a)............          500      Sales
Braganca Paulista, Brazil.......       35,000      Sales, Manufacturing and Administrative
Bremen, Indiana.................       50,000      Sales, Premixing and Warehouse
Buenos Aires, Argentina(a)......          900      Sales and Administrative
San Jose, Costa Rica............          800      Sales and Administrative
Fairfield, New Jersey(a)........        9,600      Administrative
Guarulhos, Brazil(b)............    1,234,000      Sales, Premixing, Manufacturing and Administrative
Hong Kong, China(a).............          750      Sales and Administrative
Kuala Lumpur, Malaysia(a).......        7,300      Sales, Premixing and Warehouse
Ladora, Iowa....................        9,500      Warehouse
Lee's Summit, Missouri(a).......        1,500      Sales
Marion, Iowa....................       32,500      Premixing and Warehouse
Petach Tikva, Israel............       60,000      Sales, Premixing, Warehouse and Administrative
Pretoria, South Africa(a).......        3,200      Sales and Administrative
Quincy, Illinois(c).............       50,000      Sales, Warehouse, Research and Administrative
Rixensart, Belgium(d)...........      865,000      Sales, Manufacturing, Research and Administrative
Ramat Hovav, Israel.............      140,000      Manufacturing and Research
Regina, Canada(a)...............        1,000      Sales and Administrative
Queretaro, Mexico(a)............        3,500      Sales and Administrative
Sydney, Australia(a)............        3,500      Sales and Administrative
Valencia, Venezuela(a)..........        1,100      Sales and Administrative

                                         SPECIALTY CHEMICALS
Garland, Texas..................       20,000      Manufacturing
Joliet, Illinois................       34,500      Manufacturing
Reading, United Kingdom(a)......        3,100      Sales and Administrative
Santa Fe Springs,
  California(e).................       90,000      Manufacturing
Stradishall, United Kingdom.....       20,000      Sales, Manufacturing and Administrative
Sumter, South Carolina..........      123,000      Manufacturing and Research

---------------

(a) This facility is leased. Our leases expire through 2027. For information concerning our rental obligations, see Note 15 to our Consolidated Financial Statements included herein.

(b) Our Guarulhos, Brazil plant utilizes fermentation processes to produce the active ingredients semduramicin-mycelial and salinomycin. The plant also produces Aviax(R), Terramycin(R), Stafac(R) and Coxistac(R) Granular formulations. The plant is cGMP compliant and is FDA approved.

(c)  Comprises three facilities, including a warehouse, laboratory and office.

(d) Our Rixensart, Belgium plant utilizes fermentation processes to produce the active ingredients semduramicin-crystalline and virginiamycin. The plant also produces Stafac(R) formulations and is responsible for all of our fermentation development activities. The plant has been approved by the FDA and is cGMP compliant. The Rixensart facility is to be sold (see "Offering Circular Summary -- Sale of the Belgium Plant and Related Consent Solicitation")

(e) We lease the land under this facility from a partnership owned by Jack Bendheim, Marvin Sussman and James Herlands. See "Certain Relationships and Related Transactions."

     Our subsidiary, CP Chemicals, Inc., leases portions of a previously owned inactive, former manufacturing facility in Sewaren, New Jersey, and another of our subsidiaries owns inactive, former manufacturing facilities in Powder Springs, Georgia, Union, Illinois, Union City, California and Wilmington, Illinois.

     We believe that our existing and planned facilities are and will be adequate for the conduct of our business as currently conducted and as currently contemplated to be conducted.

     We and our subsidiaries are subject to extensive regulation by numerous governmental authorities, including the FDA and corresponding state and foreign agencies, and to various domestic and foreign safety standards. Our manufacturing facilities in Ramat Hovav, Israel, Rixensart, Belgium (to be sold; see "Offering Circular Summary -- Sale of the Belgium Plant and Related Consent Solicitation"), and Guarulhos, Brazil manufacture products that conform to the FDA's cGMP regulations. Three domestic facilities involved with recycling have final RCRA Part B hazardous waste storage and treatment permits. Our regulatory compliance programs include plans to achieve compliance with international quality standards known as ISO 9000 standards, which became mandatory in Europe in 1999 and environmental standards known as ISO 14000. The FDA is in the process of adopting the ISO 9000 standards as regulatory standards for the United States, and it is anticipated that these standards will be phased in for U.S. manufacturers over a period of time. Our plant in Petach Tikva, Israel has achieved ISO 9000 certification. We do not believe that adoption of the ISO 9000 standards by the FDA will have a material effect on our financial condition, results of operations or cash flows.

RAW MATERIALS

     The raw materials used in our business include certain active drug ingredients, a wide variety of chemicals, mineral ores and copper metal that are purchased from manufacturers and suppliers in the United States, Europe and Asia. In fiscal 2004, no single raw material accounted for more than 5% of our cost of goods sold. Total raw materials cost was approximately $133 million or 38% of net sales in fiscal 2004. We believe that for most of our raw materials, alternate sources of supply are available to us at competitive prices.

RESEARCH AND DEVELOPMENT

     Research, development and technical service efforts are conducted at our various facilities. We operate research and development facilities in Rixensart, Belgium (which is to be sold; see "Offering Circular Summary -- Sale of the Belgium Plant and Related Consent Solicitation"), Sumter, South Carolina, Ramat Hovav, Israel and Stradishall, England. These facilities provide research and development services relating to fermentation development in the areas of micro-biological strain improvement as well as: process scale-up; wood treatment products; and organic chemical intermediates.

     Technology is an important component of our competitive position, providing us unique and low cost positions enabling us to produce high quality products. Patents protect some of our technology, but a great deal of our competitive advantage revolves around know-how built up over many years of commercial operation.

CUSTOMERS

     We do not consider our business to be dependent on a single customer or a few customers, and the loss of any of our customers would not have a material adverse effect on our results. No single customer accounted for more than 5% of our fiscal 2004 net sales. We typically do not enter into long-term contracts with our customers.

COMPETITION

     We are engaged in highly competitive industries and, with respect to all of our major products, we face competition from a substantial number of global and regional competitors. Some of our competitors have greater financial, research and development, production and other resources than we do. Our competitive position is based principally on customer service and support, product quality, manufacturing technology, facility location and price. We have competitors in every market in which we participate. Many of our products face competition from products that may be used as an alternative or substitute.

EMPLOYEES

     As of June 30, 2004, we had 1,051 employees worldwide. Of these, 210 employees were in management and administration, 118 were in sales and marketing, 132 were chemists, technicians or quality control personnel, and 591 were in production. Certain employees are covered by individual employment agreements. Our Israeli operations continue to operate under the terms of Israel's national collective bargaining agreement, portions of which expired in 1994. We consider our relations with both our union and non-union employees to be good.

ENVIRONMENTAL MATTERS

     We and our subsidiaries are subject to a wide variety of complex and stringent federal, state, local and foreign environmental laws and regulations, including those governing the use, storage, handling, generation, treatment, emission, release, discharge and disposal of certain materials and wastes, the manufacture, sale and use of pesticides and the health and safety of employees. Pursuant to environmental laws, our subsidiaries are required to obtain and retain numerous governmental permits and approvals to conduct various aspects of their operations, any of which may be subject to revocation, modification or denial under certain circumstances. Under certain circumstances, we or any of our subsidiaries might be required to curtail operations until a particular problem is remedied. Known costs and expenses under environmental laws incidental to ongoing operations are generally included within operating budgets. Potential costs and expenses may also be incurred in connection with the repair or upgrade of facilities to meet existing or new requirements under environmental laws or to investigate or remediate potential or actual contamination and from time to time we establish reserves for such contemplated investigation and remediation costs. In many instances, the ultimate costs under environmental laws and the time period during which such costs are likely to be incurred are difficult to predict.

     Our subsidiaries have, from time to time, implemented procedures at their facilities designed to respond to obligations to comply with environmental laws. We believe that our operations are currently in material compliance with such environmental laws, although at various sites our subsidiaries are engaged in continuing investigation, remediation and/or monitoring efforts to address contamination associated with their historic operations. As many environmental laws impose a strict liability standard, however, we can provide no assurance that future environmental liability will not arise.

     In addition, we cannot predict the extent to which any future environmental laws may affect any market for our products or services or our costs of doing business. Alternatively, changes in environmental laws might increase the cost of our products and services by imposing additional requirements on us. States that have received authorization to administer their own hazardous waste management programs may also amend their applicable statutes or regulations, and may impose requirements which are stricter than those imposed by the EPA. We can provide no assurance that such changes will not adversely affect our ability to provide products and services at competitive prices and thereby reduce the market for our products and services.

     The nature of our and our subsidiaries' current and former operations exposes us and our subsidiaries to the risk of claims with respect to environmental matters and we can provide no assurance that we will not incur material costs and liabilities in connection with such claims. Based upon our experience to date, we believe that the future cost of compliance with existing environmental laws, and liability for known environmental claims pursuant to such environmental laws, will not have a material adverse effect on us. Based upon information available, we estimate the cost of further investigation and remediation of identified soil and groundwater problems at operating sites, closed sites and third-party sites, (including the litigation referred to under "Legal Proceedings") to be approximately $2.9 million, which is included in current and long-term liabilities in our June 30, 2004 consolidated balance sheet. However, future events, such as new information, changes in existing environmental laws or their interpretation, and more vigorous enforcement policies of regulatory agencies, may give rise to additional expenditures or liabilities that could be material. For all purposes of the discussion under this caption, under "Legal Proceedings" and elsewhere in this offering circular, it should be noted that we take and have taken the position that neither Phibro Animal Health Corporation, nor any of our subsidiaries is liable for environmental or other claims made against one or more of our other subsidiaries or for which any of such other subsidiaries may ultimately be responsible.

  FEDERAL REGULATION

     The following summarizes the principal federal environmental laws affecting our business:

     Resource Conservation and Recovery Act of 1976, as amended
("RCRA"). Congress enacted RCRA to regulate, among other things, the generation, transportation, treatment, storage and disposal of solid and hazardous wastes. RCRA required the EPA to promulgate regulations governing the management of hazardous wastes, and to allow individual states to administer and enforce their own hazardous waste management programs as long as such programs were equivalent to and no less stringent than the federal program. Such facilities are also subject to closure and post-closure requirements.

     The EPA's regulations, and most state regulations in authorized states, establish categories of regulated entities and set standards and procedures those entities must follow in their handling of hazardous wastes. The three general categories of waste handlers governed by the regulations are hazardous waste generators, hazardous waste transporters, and owners and operators of hazardous waste treatment, storage and/or disposal facilities. Generators are required, among other things, to obtain identification numbers and to arrange for the proper treatment and/or disposal of their wastes by licensed or permitted operators and all three categories of waste handlers are required to utilize a document tracking system to maintain records of their activities. Transporters must obtain permits, transport hazardous waste only to properly permitted treatment, storage or disposal facilities, and maintain required records of their activities. Treatment, storage and disposal facilities are subject to extensive regulations concerning their location, design and construction, as well as the operating methods, techniques and practices they may use. Such facilities are also required to demonstrate their financial responsibility with respect to compliance with RCRA, including closure and post-closure requirements.

     The Federal Water Pollution Control Act, as amended (the "Clean Water Act"). The Clean Water Act prohibits the discharge of pollutants to the waters of the United States without governmental authorization. Like RCRA, the Clean Water Act provides that states with programs approved by the EPA may administer and enforce their own water pollution control programs. Pursuant to the mandate of the Clean Water Act, the EPA has promulgated "pre-treatment" regulations, which establish standards and limitations for the introduction of pollutants into publicly-owned treatment works.

     Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("CERCLA" or "Superfund"). Under CERCLA and similar state laws, we and our subsidiaries may have strict and, under certain circumstances, joint and several liability for the investigation and remediation of environmental pollution and natural resource damages associated with real property
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currently and formerly-owned or operated by us or a subsidiary and at third-party sites at which our subsidiaries disposed of or treated, or arranged for the disposal of or treatment of, hazardous substances.

     Federal Insecticide, Fungicide and Rodenticide Act, as amended ("FIFRA"). FIFRA governs the manufacture, sale and use of pesticides, including the copper-based fungicides sold by us. FIFRA requires such products and the facilities at which they are formulated to be registered with the EPA before they may be sold. If the product in question is generic in nature (i.e., chemically identical or substantially similar to a previously registered product), the new applicant for registration is entitled to cite and rely on the test data supporting the original registrant's product in lieu of submitting data of its own. Should the generic applicant choose this citation option, it must offer monetary compensation to the original registrant and must agree to binding arbitration if the parties are unable to agree on the terms and amount of compensation. We have elected this citation option in the past and may use the citation option in the future should we conclude it is, in some instances, economically desirable to do so. While there are cost savings associated with the opportunity to avoid one's own testing and demonstration to the EPA of test data, there is, in each instance, a risk that the level of compensation ultimately required to be paid to the original registrant will be substantial.

     Under FIFRA, the EPA also has the right to "call in" additional data from existing registrants of a pesticide, should the EPA determine, for example, that the data already in the file need to be updated or that a specific issue or concern needs to be addressed. The existing registrants have the option of submitting data separately or by joint agreement. Alternatively, if one registrant agrees to generate and submit the data, the other(s) may meet their obligations under the statute by making a statutory offer to jointly develop or share in the costs of developing the data. In that event, the offering party must, again, agree to binding arbitration to resolve any dispute as to the terms of the data development arrangement.

     The Clean Air Act. The Federal Clean Air Act of 1970 ("Clean Air Act") and amendments to the Clean Air Act, and corresponding state laws regulate the emissions of materials into the air. Such laws affect the coal industry both directly and indirectly and, therefore, the operations of MRT, which was divested in August 2003. Phibro-Tech is also impacted by the Clean Air Act and has various air quality permits, including a Title V operating air permit at its Sumter, South Carolina facility.

  STATE AND LOCAL REGULATION

     In addition to those federal programs described above, a number of states and some local governments have also enacted laws and regulations similar to the federal laws described above governing hazardous waste generation, handling and disposal, emissions to the water and air and the design, operation and maintenance of recycling facilities.

  FOREIGN REGULATION

     Our foreign subsidiaries are subject to a variety of foreign environmental laws relating to pollution and protection of the environment, including the generation, handling, storage, management, transportation, treatment and disposal of solid and hazardous materials and wastes, the manufacture and processing of pesticides and animal feed additives, emissions to the air, discharges to land, surface water and subsurface water, human exposure to hazardous and toxic materials and the remediation of environmental pollution relating to their past and present properties and operations.

  REGULATION OF RECYCLING ACTIVITIES

     We have substantially reduced our recycling activities at our Joliet, Illinois; Garland, Texas; Sumter, South Carolina; and Sewaren, New Jersey sites. Our recycling activities may be broken down into the following segments for purposes of regulation under RCRA or equivalent state programs: (i) transport of wastes to our facilities; (ii) storage of wastes prior to processing; (iii) treatment and/or recycling of wastes; (iv) corrective action at our RCRA facilities; and (v) management of wastes and residues from the recycling process. Although all aspects of the treatment and recycling of waste at our recycling facilities are not currently the subject of federal RCRA regulation, our subsidiaries decided to permit our
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recycling facilities as RCRA regulated facilities. Final RCRA "Part B" permits to operate as hazardous waste treatment and storage facilities have been issued at our facilities in Santa Fe Springs, California; Garland, Texas; Joliet, Illinois; Sumter, South Carolina; and Sewaren, New Jersey (expired August 2003, see "Particular Facilities -- Sewaren, NJ" below). Part B renewal applications have been submitted for the Santa Fe Springs, Garland and Joliet sites. The applications are being reviewed.

     In connection with RCRA Part B permits for the waste storage and treatment units of various facilities, our subsidiaries have been required to perform extensive site investigations at such facilities to identify possible contamination and to provide regulatory authorities with plans and schedules for remediation. Soil and groundwater contamination has been identified at several plant sites and has required and will continue to require corrective action and monitoring over future years. In order to maintain compliance with RCRA Part B permits, which are subject to suspension, revocation, modification or denial under certain circumstances, we have been, and in the future may be, required to undertake additional capital improvements or corrective action.

     Our subsidiaries involved in recycling activities are required by the RCRA and their Part B permits to develop and incorporate in their Part B permits estimates of the cost of closure and post-closure monitoring for their operating facilities. In general, in order to close a facility which has been the subject of a RCRA Part B permit, a RCRA Part B closure permit is required which approves the investigation, remediation and monitoring closure plan, and requires post-closure monitoring and maintenance for up to 30 years. Accordingly, we incur additional costs in connection with any such closure. These cost estimates are updated annually for inflation, developments in available technology and corrective actions already undertaken. We have, in most instances, chosen to provide the regulatory guarantees required in connection with these matters by means of our coverage under an environmental impairment liability insurance policy. We can provide no assurance that such policy will continue to be available in the future at economically acceptable rates, in which event other methods of financial assurance will be necessary.

     In addition to certain operating facilities, we or our subsidiaries have been and will be required to investigate and remediate certain environmental contamination at shutdown plant sites. We or our subsidiaries are also required to monitor such sites and continue to develop controls to manage these sites within the requirements of RCRA corrective action programs.

 WASTE BYPRODUCTS

     In connection with our subsidiaries' production of finished chemical products, limited quantities of waste by-products are generated. Depending on the composition of the by-product, our subsidiaries either sell it, send it to smelters for metal recovery or send it for treatment or disposal to regulated facilities.

 PARTICULAR FACILITIES

     The following is a description of certain environmental matters relating to certain facilities of certain of our subsidiaries. References to "we" or "us" throughout this section is intended to refer only to the applicable subsidiary unless the context otherwise requires. These matters should be read in conjunction with the description of Legal Proceedings below, certain of which involve such facilities, and Note 15 to our Consolidated Financial Statements.

     In 1984, Congress enacted certain amendments to RCRA under which facilities with RCRA permits were required to have RCRA facility assessments ("RFA") by the EPA or the authorized state agency. Following an RFA, a RCRA facility investigation, a corrective measures study, and corrective measure implementation must, if warranted, be developed and implemented. As indicated below, certain of our subsidiaries are in the process of developing or completing various actions associated with these regulatory phases at certain of their facilities.

     Sumter, SC. In 2003, the South Carolina Department of Health and Environmental Control ("DHEC") ordered Phibro-Tech, Inc., a subsidiary ("Phibro-Tech"), to prepare a RCRA Facility Investigation ("RFI") and to prepare and propose Corrective Action Plans. Phibro-Tech has done so, and

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such proposed investigatory activities and Corrective Action Plans are being reviewed by the State. Additional Corrective Action is also being undertaken by Phibro-Tech pursuant to prior agreements with DHEC to remedy certain deficiencies in the plant's hazardous waste closure, storage and management system. Phibro-Tech is also subject to a corrective action plan for remediation of metals from a plume of groundwater contamination entering the Phibro-Tech property from a neighboring industrial plant.

     Santa Fe Springs, CA. Phibro-Tech submitted an application for renewal of the Part B Permit for the Santa Fe Springs, California facility. Such application is presently under review by the State of California and may require certain corrective actions including, but not limited to, a pump and treat system utilizing existing water treatment facilities. Phibro-Tech has submitted a report to the State recommending that soil be remediated instead of groundwater. This recommendation is also under review by the State.

     Joliet, IL. Phibro-Tech has submitted an application for renewal of the Part B Permit for the Joliet, Illinois facility. In connection with this application, Phibro-Tech completed an initial investigation and determined that certain minor corrective action was required. Phase I and Phase II corrective action work has been completed. The application for renewal is presently pending and is expected to be issued in the first quarter of 2005.

     Garland, TX. The renewal application for the Part B Permit at the Garland, Texas facility has been granted effective September 12, 2003. As part of an earlier site investigation, certain corrective action was required including upgrading of pollution control equipment and additional site characterization. Both of these are presently underway.

     Powder Springs, GA. Phibro-Tech's facility in Powder Springs, Georgia has been operationally closed since 1985. Phibro-Tech retains environmental compliance responsibility for this facility and has effected a RCRA closure of the regulated portion of the facility, a surface impoundment. Post-closure monitoring and corrective action are required pursuant to a state-issued permit. As required by the permit, corrective action for groundwater has begun, and Phibro-Tech has submitted and received approval from the state for a remedial investigation plan.

     Sewaren, NJ. Operations at the Sewaren facility were curtailed on or about September 30, 1999. In June, 2000, CP Chemicals, Inc., a subsidiary ("CP"), transferred title to the Sewaren property to Woodbridge Township while, at the same time, entering into a 10-year lease with the Township providing for lease payments aggregating $2 million, and covering certain areas of the property, including those areas of the property relating to the existing hazardous waste storage, treatment and transfer permit, loading docks and pads, and a building, as well as access, parking, scale use and office space.

     The property is the subject of an Administrative Consent Order executed in March 1991 between the New Jersey Department of Environmental Protection (or "DEP") and CP. CP has ongoing obligations under that Administrative Consent Order. CP is required to complete the implementation of the Remedial Action Work Plan approved by the Department of Environmental Protection. Although some of the obligations of the Administrative Consent Order have been assumed by the Township under the Lease, CP remains responsible to the Department of Environmental Protection under the Administrative Consent Order. CP has posted financial assurance, based on the estimated costs of implementation, under the Administrative Consent Order.

     The property is also regulated under the Corrective Action Program administered by the United States Environmental Protection Agency pursuant to the Resource Conservation and Recovery Act. The property has been designated as a RCRA facility for which achieving the Environmental Indicators is a priority. Currently, CP is interfacing with the Department of Environmental Protection and the Environmental Protection Agency to coordinate its efforts under this program and the Administrative Consent Order discussed above. Much of the effort required by CP in this program is already being conducted as part of the requirements of the Administrative Consent Order discussed above.

     The hazardous waste facility permit issued to CP for this facility expired in August 2003. CP has completed the implementation of its approved closure plan and is awaiting DEP approval. Based on a


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formula established by the Department of Environmental Protection, those closure costs were estimated at $292,823 and submitted to the Department in April 2003. CP has also advised the New Jersey Division of Law of its intent to withdraw from the licensing program governing facilities.

     Union City, CA. Closure of the Union City, California facility has been completed.

     Union, IL. The facility in Union, Illinois, has been closed since 1986. A revised remedial action plan ("RAP") has been submitted to the Illinois Environmental Protection Agency (the "IEPA"). Negotiations between the IEPA and Phibro-Tech have resulted in an agreed closure plan consistent with the proposed RAP. The agreed closure plan is expected to resolve Phibro-Tech's appeal of the IEPA's initial closure requirements. That appeal is currently pending before the Illinois Pollution Control Board but is expected to be voluntarily dismissed upon receipt of IEPA's written approval of the negotiated closure plan.

     Ramat Hovav, Israel. Koffolk (1949) Ltd's ("Koffolk Israel") Ramat Hovav plant produces a wide range of organic chemical intermediates for the animal health, chemical, pharmaceutical and veterinary industries. Israeli legislation enacted in 1997 amended certain environmental laws by authorizing the relevant administrative and regulatory agencies to impose certain sanctions, including issuing an order against any person that violates such environmental laws to remove the environmental hazard. In addition, this legislation imposes criminal liability on the officers and directors of a corporation that violates such environmental laws, and increases the monetary sanctions that such officers, directors and corporations may be ordered to pay as a result of such violations. The Ramat Hovav plant operates under the regulation of the Ministry of Environment of the State of Israel. The sewage system of the plant is connected to the Ramat Hovav Local Industrial Council's central installation, where Koffolk Israel's sewage is treated together with sewage of other local plants. Owners of the plants in the area, including Koffolk Israel, have been required by the Israeli Ministry of Environment to build facilities for pre-treatment of their sewage.

GOVERNMENT REGULATION

     Most of our Animal Health and Nutrition Group products require licensing by a governmental agency before marketing. In the United States, governmental oversight of animal nutrition and health products is shared primarily by the United States Department of Agriculture ("USDA") and the Food and Drug Administration. A third agency, the Environmental Protection Agency, has jurisdiction over certain products applied topically to animals or to premises to control external parasites.

     The issue of the potential for increased bacterial resistance to certain antibiotics used in certain food producing animals is the subject of discussions on a worldwide basis and, in certain instances, has led to government restrictions on the use of antibiotics in these food producing animals. The sale of feed additives containing antibiotics is a material portion of our business. Should regulatory or other developments result in restrictions on the sale of such products, it could have a material adverse impact on our financial position, results of operations and cash flows.

     The FDA is responsible for the safety and wholesomeness of the human food supply. It regulates foods intended for human consumption and, through The Center for Veterinary Medicine, regulates the manufacture and distribution of animal drugs, including feed additives and drugs that will be given to animals from which human foods are derived, as well as feed additives and drugs for pet (or companion) animals.

     To protect the food and drug supply for animals, the FDA develops technical standards for animal drug safety and effectiveness and evaluates data bases necessary to support approvals of veterinary drugs. The USDA monitors the food supply for animal drug residues.

     FDA approval is based on satisfactory demonstration of safety and efficacy. Efficacy requirements are based on the desired label claim and encompass all species for which label indication is desired. Safety requirements include target animal safety and, in the case of food animals, drug residues and the safety of those residues must be considered. In addition to the safety and efficacy requirements for animal drugs used in food producing animals, the environmental impact must be determined. Depending on the


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compound, the environmental studies may be quite extensive and expensive. In many instances the regulatory hurdles for a drug which will be used in food producing animals are at least as stringent if not more so than those required for a drug used in humans. For FDA approval of a new animal drug it is estimated the cost is $100 million to $150 million and time for approval could be 8 to 10 years.

     The Office of New Animal Drug Evaluation ("NADE") is responsible for reviewing information submitted by drug sponsors who wish to obtain approval to manufacture and sell animal drugs. A new animal drug is deemed unsafe unless there is an approved New Animal Drug Application ("NADA"). Virtually all animal drugs are "new animal drugs" within the meaning of the term in the Federal Food, Drug, and Cosmetic Act. Although the procedures for licensing products by the FDA are formalized, the acceptance standards of performance for any product are agreed upon between the manufacturer and the NADE. A NADA in animal health is analogous to a New Drug Application ("NDA") in human pharmaceuticals. Both are administered by the FDA. The drug development process for human therapeutics can be more involved than that for animal drugs. However, for food-producing animals, food safety residue levels are an issue, making the approval process longer than for animal drugs for non-food producing animals, such as pets.

     The FDA may deny a NADA if applicable regulatory criteria are not satisfied, require additional testing or information, or require postmarketing testing and surveillance to monitor the safety or efficacy of a product. There can be no assurances that FDA approval of any NADA will be granted on a timely basis or at all. Moreover, if regulatory approval of a product is granted, such approval may entail limitations on the indicated uses for which it may be marketed. Finally, product approvals may be withdrawn if compliance with regulatory standards is not maintained or if problems occur following initial marketing. Among the conditions for NADA approval is the requirement that the prospective manufacturer's quality control and manufacturing procedures conform to Current Good Manufacturing Practice ("cGMP"). The plant must be inspected biannually by the FDA for determination of compliance with cGMP after an initial preapproval inspection. After FDA approval, any manufacturing changes that may have an impact on the safety and/or efficacy must be approved by the FDA prior to implementation. In complying with standards set forth in these regulations, manufacturers must continue to expend time, monies and effort in the area of production and quality control to ensure compliance.

     For clinical investigation and marketing outside the United States, we are also subject to foreign regulatory requirements governing investigation, clinical trials and marketing approval for animal drugs. The foreign regulatory approval process includes all of the risks associated with FDA approval set forth above. Currently, in the EU, feed additives which are successfully sponsored by a manufacturer are assigned to an Annex. Initially, they are assigned to Annex II. During this period, member states may approve the feed additive for local use. After five years or earlier, the product passes to Annex I if no adverse reactions or trends develop over the probationary period.

     The EU is in the process of centralizing the regulatory process for animal drugs for member states. In 1997, the EU drafted new regulations requiring the re-registration of feed additives, including coccidiostats. Part of these regulations include a provision for manufacturers to submit quality data for their own formulation, in effect adopting a Product License procedure similar to that of the FDA. The provision is known as Brand Specific Approval ("BSA"), and provides manufacturers with the opportunity to register their own unique brands, instead of simply the generic compound. The BSA process is being implemented over time. The new system is more like the U.S. system, where regulatory approval is for the formulated product or "brand." A number of manufacturers, including us, have submitted dossiers in order to re-register various anticoccidials for the purpose of obtaining regulatory approval from the European Commission. As a result of its review of said dossiers, the Commission withdrew marketing authorization of a number of anticoccidials, including nicarbazin, as the Commission did not consider the submissions to be in full compliance with its new regulations. We have subsequently resubmitted our nicarbazin dossier. Feasibility and timetable for new registration will depend on the nature of demands and remarks from the Commission. Notwithstanding the Commission's actions with respect to our nicarbazin dossier, we are able to sell, and do sell, nicarbazin as an active ingredient for another MFA marketer's product which has obtained a BSA and is sold in the EU.


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LEGAL PROCEEDINGS

     Reference is made to the discussion above under "Environmental Matters" for information as to various environmental investigation and remediation obligations of our subsidiaries associated principally with their recycling and production facilities and to certain legal proceedings associated with such facilities.

     In addition to such matters, we or certain of our subsidiaries are subject to certain litigation described below.

     On or about April 17, 1997, CP and we were served with a complaint filed by Chevron U.S.A. Inc. ("Chevron") in the United States District Court for the District of New Jersey, alleging that the operations of CP at its Sewaren plant affected adjoining property owned by Chevron and alleging that we, as the parent of CP, are also responsible to Chevron. In July 2002, a phased settlement agreement was reached and a Consent Order entered by the Court. That settlement is in the process of being implemented. Our portion of the settlement for past costs and expenses through the entry of the Consent Order was $495,000 and is included in selling, general and administrative expenses in the June 30, 2002 statement of operations and comprehensive income. Such amount was paid in July 2002. The Consent Order then provides for a period of due diligence investigation of the property owned by Chevron. The investigation has been conducted and the results are under review. The investigation costs are being split with one other defendant, Vulcan Materials Company. Upon completion of the review of the results of the investigation, a decision will be made whether to opt out of the settlement or proceed. If no party opts out of the settlement, Phibro Animal Health Corporation and CP will take title to the adjoining Chevron property, probably through the use of a three-member New Jersey limited liability company. In preparation to move forward, a limited liability company has been formed, with Vulcan Materials Company as the third member. We also have commenced negotiations with Chevron regarding its allocation of responsibility and associated costs under the Consent Order. While the costs cannot be estimated with any degree of certainty at this time, we believe that insurance recoveries will be available to offset some of those costs.

     Our Phibro-Tech subsidiary was named in 1993 as a potentially responsible party ("PRP") in connection with an action commenced under CERCLA by the EPA, involving a former third-party fertilizer manufacturing site in Jericho, South Carolina. An agreement has been reached under which we have agreed to contribute up to $900,000 of which $634,596 has been paid as of June 30, 2004. Some recovery from insurance and other sources is expected. We have also accrued our best estimate of any future costs.

     Phibro-Tech, Inc. has resolved certain alleged technical permit violations with the California Department of Toxic Substance Control ("DTSC") and has reached an agreement to pay $425,000 over six (6) years as a result. The annual payments required under this agreement are not expected to have any material adverse impact on us.

     In February 2000, the EPA notified numerous parties of potential liability for waste disposed of at a licensed Casmalia, California disposal site, including a business, assets of which were originally acquired by a subsidiary of ours in 1984. A settlement has been reached in this matter and we have paid $171,103 in full settlement.

     On or about April 5, 2002, the Company was served, as a potentially responsible party, with an information request from the EPA relating to a third-party superfund site in Rhode Island. The Company is investigating the matter, which relates to events in the 1950's and 1960's, but management does not believe that the Company has any liability in this matter.

     On or about August 13, 2004 the Company was served with a Request for Information pursuant to Section 104 of CERCLA and Section 3007 of RCRA relating to possible discharges into Turkey Creek in Sumter, South Carolina. The Company is preparing its response to the Request for Information and believes that, because its Sumter, South Carolina facility is distant from Turkey Creek and does not discharge into Turkey Creek, there is a low probability of liability associated with this matter.

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    We and our subsidiaries are party to a number of claims and lawsuits arising out of the normal course of business including product liabilities and governmental regulation. Certain of these actions seek damages in various amounts. In most cases, such claims are covered by insurance. We believe that none of the claims or pending lawsuits, either individually or in the aggregate, will have a material adverse effect on our financial position or results of operations.


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